UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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LENDINGTREE, INC.
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Proxy Statement

Notice of 2020 Annual
Meeting of Stockholders

AGENDA ITEM	BOARD RECOMMENDATION		FOR MORE INFORMATION
1.  To elect nine members of our Board of Directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from our Board of Directors)
	✓	FOR (all nominees)	Page 21
2. Advisory vote to approve LendingTree’s executive compensation (say-on-pay)	✓	FOR	Page 30
3. Ratification of selection of PricewaterhouseCoopers LLP as LendingTree’s independent registered public accounting firm	✓	FOR	Page 53

Note: We also will consider any other matters that may properly be brought before the Meeting (and any postponements or adjournments of the Meeting). As of the date of this proxy statement, we have not received notice of any such matters.
Annual Meeting of Stockholders June 10, 2020 11:00 a.m. Eastern Time Virtual Meeting via Live Webcast: www.virtualshareholdermeeting.com/TREE2020

HOW TO VOTE
Your vote is important. Please vote as promptly as possible.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 10, 2020 (the “Meeting”): Both the proxy statement and LendingTree’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, are available electronically at: www.proxyvote.com

2020 Virtual Annual Stockholder Meeting
In light of ongoing developments related to the coronavirus (COVID-19) pandemic and after careful consideration, the Board of Directors has determined to hold a virtual annual meeting in order to protect the health and safety of our stockholders, Board, management and community. You will not be able to attend the meeting in person, but we are committed to ensuring that stockholders will be afforded comparable rights and opportunities to participate as they would at an in-person meeting. You will be able to attend the meeting online, vote your shares electronically and submit questions prior to the meeting by visiting www.virtualshareholdermeeting.com/TREE2020. To participate in the virtual meeting, you will need the 16-digit control number included on your Notice, proxy card or voting instruction form. The meeting webcast will begin promptly at 11:00 a.m. Eastern Time on June 10, 2020. We encourage you to access the meeting prior to the start time. Online check-in will begin at 10:00 a.m., Eastern Time, and you should allow ample time for the check-in procedures. If you encounter any difficulties accessing the virtual meeting during the check-in process or meeting time, please call the phone number displayed on the Virtual Meeting website on the meeting date.

Our Board of Directors has set April 13, 2020 as the record date for the Annual Meeting. This means that holders of record of our common stock at the close of business on that date are entitled to receive notice of the Annual Meeting and to vote their shares at the Annual Meeting and any related adjournments or postponements.

Notice
We are distributing to certain stockholders a Notice of Internet Availability of Proxy Materials on or about April 28, 2020. This Notice informs those stockholders how to access our Proxy Statement and our 2019 Annual Report to Stockholders and how to vote electronically via the Internet. The Notice also contains instructions on how to receive a paper copy of the proxy materials.

Important Notice Regarding the Availability of Proxy Materials for the 2020 Annual Meeting of Stockholders to be held on June 10, 2020: Copies of the Proxy Statement and of our annual report for the fiscal year ended December 31, 2019 are available by visiting the following website: www.proxyvote.com.

Ryan S. Quinn
Corporate Secretary
April 28, 2020

April 28, 2020
Dear Fellow LendingTree Stockholders:
Introduction
I begin this annual letter with a sense of pride about our company, our employees and the work we do every day. I truly believe that LendingTree is a dynamic and exciting place to work and it is a privilege to lead this company into 2020.
Our 2019 Highlights
As I look back on 2019, I am most proud of the fact that we made incredible progress in improving the financial wellness of millions of customers through My LendingTree. More than half of our users improved their credit scores within six months of sign up. Of those who saw improvement, their credit score improved by more than 50 points.
We look at My LendingTree through two lenses: first, are we adding value to the customer; second, is it adding value for LendingTree. The answer to both is an unequivocal yes. During the year, we added more than 3.6 million new users to the My LendingTree platform. The revenue contribution from My LendingTree was more than $80 million and grew more than 30% from fiscal 2018. That is particularly impressive when you consider we have just recently begun to integrate insurance, and credit cards still represent a small piece of that total despite terrific progress toward better alignment throughout 2019.
Midway through the year, we rolled out a complete redesign of our app, enabling us to promote holistic financial wellness to our user base, well beyond the scope of free credit monitoring and savings on existing loans. The new platform is now capable of providing users with guidance around not only their credit profile and existing liabilities, but also positions us to engage with the consumer on their financial future by providing visibility into savings and investments, as well as monthly cash flows. My LendingTree has become an increasingly important component of our business throughout the past year, and I firmly believe we are just scratching the surface. We've learned a tremendous amount in 2019, our user base has grown, and My LendingTree has driven significant engagement.
I'd also like to highlight the success of our ongoing diversification strategy. Our foray into the insurance business has clearly been a successful one as we acquired a terrific business at an opportune time. The execution of the QuoteWizard team has been impeccable, and the integration of the ValuePenguin team was seamless.
Insurance is now our single biggest business, and fortunately, does not carry the same risks as our other businesses related to interest rates and consumer credit. While insurance was the big headline, some of our other acquired businesses performed extremely well in 2019. After acquiring SnapCap in the fall of 2017 and taking some time for integration, our small business offering grew 74% in 2019. This is another terrific example of our ability to acquire high-quality assets in an attractive space, and leverage our scale and marketing progress to accelerate growth.
While our diversification strategy has added nicely to the company's growth prospects, it has also provided for us a substantially more durable business model. Our diversified portfolio of businesses enabled us to weather an extremely difficult environment for mortgage in 2018. And in 2019, it enabled us to navigate some real challenges in the personal loan space. In the fourth quarter of 2019, we encountered some unforeseen difficulties in the often volatile credit card business and despite this, we still performed well. Our diversification helps us to deliver, and I am very, very pleased with our execution.
Because of our strong and diverse business model, I am pleased to report that LendingTree had an incredibly strong fiscal 2019. We saw:
•	Revenue of $1.1 billion, an increase of 45% from fiscal 2018;

•	Adjusted earnings before interest, taxes, depreciation, and amortization (“EBITDA”) of $198 million, an increase of 29% from fiscal 2018; and

•	Operating cash flow of $157 million, an increase of 27% from fiscal 2018.

Company Culture

We are committed to investing in our employees, and nurturing an entrepreneurial and dynamic work environment.  We achieve this through dedication to our core principles which include: building truly outstanding products, being open and candid, acting with urgency and creativity, taking charge, setting goals and being accountable, and committing to excellence. Our commitment can be seen through numerous initiatives including:

•	All employees are stockholders of the company, allowing them to take charge and have a direct impact on company choices;

•	LendingTree Week of Service – branching out in our community;

•	LendingTree’s Cultural Ambassador Program – helping employees acclimate to the company and understand our core principles;

•	Employee benefits and resources including workplace amenities and benefit packages;

•	Individual, career and leadership development opportunities to strengthen skills; and

•	Strong policies and practices to ensure a safe and inclusive workplace allowing employees to develop and reach their full potential.

Corporate Governance

At LendingTree we aim for excellence in corporate governance. We strongly value pay-for-performance compensation and are shaping our current and future plans accordingly. We also have, among other things, a strong lead independent director, annual election of all directors, one vote per share and majority vote for director elections. I am confident that we will continue to strive for such excellence in the upcoming years.

Community Outreach

At LendingTree, we are committed to helping the communities in which we live and work. In fiscal 2019, we ran a variety of programs that benefited our communities. These programs include initiatives undertaken by The LendingTree Foundation, LendingTree’s Lend-a-Hand Campaign and our work with the Charlotte Housing Authority.

In 2020, we remain committed to helping our communities thrive. On March 16, 2020, LendingTree announced that it was donating $1 million to kickstart the COVID-19 Response Fund in partnership with the Foundation for the Carolinas and United Way of Central Carolinas. This fund will be used to assist those in the Charlotte-Mecklenburg community affected by COVID-19. Other organizations in the area quickly joined in, and to date, the fund has grown to exceed $15 million.

Our 2020 Plans
I expect 2020 to be another exciting year for LendingTree. Our imminent move into our new corporate headquarters will allow us to further service the community in which we live and work through initiatives such as providing financial education to students and entrepreneurial opportunities to aspiring business owners and hosting nonprofit groups and meet-ups for tech talent across the region.

Moreover, in 2020 our strategy will focus on:

•	Scaling My LendingTree;

•	Greater leverage between businesses;
•	Ongoing diversification;
•	Evolving the mortgage experience;
•	Operational rigor and process focus;
•	Aligning incentives and fueling our team; and
•	External communication.
COVID-19 has caused unplanned obstacles that create some difficulties for our company and may reduce demand for certain of our services. The impact of COVID-19 on our business is uncertain, but we believe our strategies keep us well positioned to navigate the current economic environment.
Concluding remarks
When I look ahead, I am excited about the opportunities before us. Our strong culture, clear strategy for 2020 and beyond, and our ongoing commitment to corporate social responsibility will certainly make the upcoming year an excellent one.

Thank you all for your continued support of our company and the work we do together.

Sincerely,

Douglas Lebda	Chairman and Chief Executive Officer LendingTree, Inc.

1	LENDINGTREE 2020 Proxy Statement | Table of Contents

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider. You should read the entire proxy statement carefully before voting.
We have first released this proxy statement to LendingTree stockholders beginning on April 28, 2020.
ANNUAL MEETING OF STOCKHOLDERS

You are entitled to vote if you held LendingTree stock on the record date. Holders of our common stock are entitled to one vote per share.
AGENDA
Proposal	Board Recommendation		For More Information
1. Election of directors	✓	FOR (all nominees)	Page 21
2. Advisory vote to approve LendingTree’s executive compensation (say-on-pay)	✓	FOR	Page 30
3. Ratification of selection of PricewaterhouseCoopers LLP as LendingTree’s independent registered public accounting firm	✓	FOR	Page 53

Proxy Summary | LENDINGTREE 2020 Proxy Statement	2

2019 Performance Highlights
Key highlights from fiscal 2019 include the following:

See Appendix A included in this proxy statement for information regarding non-GAAP financial measures, including a reconciliation of non-GAAP financial measures to GAAP financial measures.
Board Highlights
Our Board of Directors is committed to maintaining an effective team of directors, which includes a commitment to diversity. The Nominating and Governance Committee considers the extent to which director nominees possess diverse qualities that make us able to respond most appropriately to our stockholders and customers.
BOARD OVERVIEW
The following charts reflect the tenure, age and gender of the nominees for our Board of Directors:

3	LENDINGTREE 2020 Proxy Statement | Proxy Summary

EXPERIENCE AND EXPERTISE
The following chart reflects the experience and expertise of the nine nominees for our Board of Directors. These are the skills and qualifications our Board of Directors considers important for our directors in light of our current business and structure.
BOARD NOMINEES AND COMMITTEE MEMBERSHIPS
The following table provides summary information about each director nominee, including current committee memberships.
						Committee Memberships (1)
DIRECTOR NOMINEE	AGE	DIRECTOR SINCE	PRINCIPAL OCCUPATION	OTHER PUBLIC COMPANY BOARDS	INDEPENDENT	AUDIT	COMPENSATION	NOMINATING AND CORPORATE GOVERNANCE	TRANSACTIONS
Courtnee Chun	45	2020	Chief Portfolio Officer and SVP, Investor Relations of Liberty Media Corporation, Qurate Retail, Inc., Liberty TripAdvisor Holdings, Inc., Liberty Broadband Corporation and GCI Liberty	0	●	✓			✓
Gabriel Dalporto	48	2017	Chief Executive Officer of Udacity, Inc.	0					✓
Thomas M. Davidson, Jr.	48	2017	Chief Executive Owner of EverFi, Inc.	0	●			c	✓
Robin Henderson	50	2014	Senior Director, Private Capital Group, of RXR Realty	0	●	✓		✓
Douglas Lebda (Chairman of the Board of Directors)	50	2008	Chairman, Chief Executive Officer and a member of the Board of Directors of LendingTree, Inc.	0					c
Steven Ozonian (Lead Independent Director)	64	2011	CEO of the Williston Financial Group	1	●	c	c
Saras Sarasvathy	61	2015	Paul Hammaker Professor of Business Administration at University of Virginia’s Darden Graduate School of Business	0	●			✓
G. Kennedy Thompson	69	2017	Former Partner of Aquiline Capital Partners	2	●		✓		✓
Jennifer Witz	51	2020	President of Sales, Marketing and Operations of Sirius XM Holdings, Inc.	0	●		✓
			Number of meetings in fiscal 2019			4	4	3	4

(1)	“C” indicates a committee chair.

Proxy Summary | LENDINGTREE 2020 Proxy Statement	4

Executive Compensation Highlights
We employ a number of practices that reflect our pay-for-performance compensation philosophy and related approach to executive compensation.
What we do
✓	Tie the majority of named executive officers' ("NEOs") compensation over time to equity awards, the ultimate value of which is driven by our overall performance and valuation.
✓	Grant performance-based equity incentive awards to our CEO with challenging performance hurdles.
✓	Retain the discretion to require any NEO who is granted equity awards to reimburse such equity compensation in accordance with any “clawback” policy we may adopt from time to time.
✓	Review NEO compensation annually, with the review conducted by our Compensation Committee that consists solely of independent directors.
✓	Retain an independent compensation consultant.
✓	Maintain stock ownership guidelines of 5x annual retainer for our independent directors.
What we don’t do
×	No excise tax gross-up.
×	No supplemental company-paid retirement benefits.
×	No repricing of stock options without stockholder approval.
×	No granting of discounted or reload stock options.
×	No guaranteed annual salary increases or bonuses.
×	No dividend or dividend equivalent on unearned incentive awards.

Our executive compensation programs are intensely focused on aligning pay with performance:

•
91% of the CEO’s fiscal 2019 total direct compensation was performance-based, with actual realized value based on operating goals or stock price performance. 50% of the CEO’s fiscal 2019 long-term incentive awards were performance options that require stock price appreciation of 41% before threshold-level awards are earned (33% of target), 81% before target-level awards are earned, and 121% before maximum-level awards are earned (167% of target). None of these performance options have been earned to date.

5	LENDINGTREE 2020 Proxy Statement | Proxy Summary

CEO Fiscal 2019
Total Direct Compensation

•
We set challenging financial goals as part of our fiscal 2019 Annual Incentive Program, including target adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) for purposes of our annual incentive program that required 40% growth over fiscal 2018 actual results. This represents 100th percentile growth relative to our current peers’ unadjusted EBITDA performance over the most recently disclosed fiscal year.

•
In fiscal 2019, we paid cash bonuses to the NEOs at 40% of target, which was below the formulaic earnout of 62.1% of target as determined by adjusted EBITDA performance for purposes of our annual incentive program versus goals. This downward adjustment was made to allow additional employee bonus funding and in light of the Company’s belief that its performance was strong but could have been stronger.

•	Our NEOs’ salaries and bonus targets have not been increased since fiscal 2017, despite continued strong performance.
•
The CEO’s fiscal 2019 total direct compensation decreased by 80% relative to fiscal 2018, which follows from our historical practice of granting multi-year equity awards, including in fiscal 2017. This multi-year program is addressed below under “Long-term Incentives” on page 40 of this proxy statement and described in detail in prior proxy statements and other disclosures.

•	The President’s and CFO’s fiscal 2019 total direct compensation decreased by 8% and 7%, respectively, relative to fiscal 2018, because their actual bonuses were 24% lower.
•	Total compensation for our NEOs other than our CEO is below the median of officers in comparable roles at our current peer group.
•
All of our NEOs’ ordinary course equity awards are subject to vesting over a three-to-five year period, which focuses our NEOs’ attention on delivering sustained long-term growth and profitability for LendingTree, allowing us to both retain their services and align their interests with stockholders.

Proxy Summary | LENDINGTREE 2020 Proxy Statement	6

STOCKHOLDER VALUE DELIVERED
Returns over the indicated periods should not be considered indicative of future stock prices or stockholder returns. This graph shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or incorporated by reference into any filings under the Securities Act or the Exchange Act, except as otherwise expressly set forth by specific reference in such filing.

7	LENDINGTREE 2020 Proxy Statement | Proxy Summary

Stockholder Engagement
At LendingTree, we strive to engage with stockholders on a consistent basis so as to better understand their perspectives and concerns. We hold Analyst & Investor Days, investor outreach programs and have direct communication channels between stockholders and the Board. In December 2019, we held our Analyst & Investor Day where our management team discussed, among other things, LendingTree’s fiscal 2019 performance, our short- and long-term strategies for growth and our 2020 financial outlook. We engage with our stockholders throughout the year to get their perspectives and feedback on various topics, which allows us to better understand their priorities and concerns. Among the topics which we engaged with our stockholders about are: financial results, financial outlook, corporate strategy and priorities, key initiatives across various business lines, our balance sheet and capital allocation philosophy. Stockholders may at any time communicate with any of our directors by emailing us at legal@lendingtree.com.
See the Stockholder Engagement Process discussion in the Corporate Governance section on page 19 of this proxy statement for more detail about our stockholder engagement programs, including a summary of the feedback we received during those meetings.

Proxy Summary | LENDINGTREE 2020 Proxy Statement	8

Certain Relationships with Related Transactions
The “Spinco Agreements” with GCI Liberty, Inc.
In May 2008, IAC/InterActiveCorp entered into a “Spinco Agreement” with Liberty Interactive Corporation, or Liberty Interactive, and certain others. In August 2008, IAC/InterActiveCorp spun off our company and we entered into a Spinco Assignment and Assumption Agreement pursuant to which we assumed from IAC/InterActiveCorp certain rights and obligations under the Spinco Agreement related to our company. The Spinco Agreements also required us to enter into a Registration Rights Agreement with Liberty Interactive and certain others at the time of the spin-off. On November 2, 2017, we entered into an Assignment and Assumption Agreement with Liberty Interactive, General Communication, Inc., or GCI, and certain others, which authorized Liberty Interactive to transfer its holdings of our stock and all of its applicable rights and obligations under the Spinco Agreements (subject to limited exceptions, as provided in the Spinco Agreements) and Registration Rights Agreement to GCI as part of a “split-off”.
On March 9, 2018, Liberty Interactive, GCI and certain other parties consummated the split-off as contemplated by the Assignment and Assumption Agreement. As of April 29, 2019, Liberty Interactive’s successor in interest, GCI Liberty, Inc. reported on a Schedule 13D/A filed with the SEC beneficial ownership of 3,443,989 shares of our common stock, representing 26.4 % of our outstanding common stock on April 13, 2020.
The following summary describes the material terms of our governance arrangements and related matters and is qualified by reference to the full Spinco Agreement, which is filed as Exhibit 10.1 to IAC/InterActiveCorp’s Current Report on Form 8-K dated May 16, 2008, the full Spinco Assignment and Assumption Agreement, which is filed as Exhibit 10.6 to our Current Report on Form 8-K filed August 25, 2008, the full Registration Rights Agreement, which is filed as Exhibit 10.5 to our Current Report on Form 8-K filed August 25, 2008, and the full Assignment and Assumption Agreement, which is filed as Exhibit 99.7(D) to Liberty Interactive’s Statement on Form SC 13D/A filed November 3, 2017.
REPRESENTATION OF GCI LIBERTY, INC. ON OUR BOARD OF DIRECTORS
The Spinco Agreement generally provides that so long as GCI Liberty, Inc. beneficially owns securities representing at least 20% of the total voting power of our equity securities, GCI Liberty, Inc. has the right to nominate up to 20% of the directors serving on our Board of Directors (rounded up to the nearest whole number). Any director nominated by GCI Liberty, Inc. must be reasonably acceptable to a majority of the directors on our Board of Directors who were not designated by GCI Liberty, Inc. (or its predecessor-in-interest, Liberty Interactive). All but one of GCI Liberty, Inc.’s nominees serving on our Board of Directors must qualify as “independent” under the Nasdaq Stock Market rules. In addition, the Nominating and Corporate Governance Committee may include only “Qualified Directors,” namely, directors other than any who were nominated by GCI Liberty, Inc. (or its predecessor-in-interest, Liberty Interactive), are our officers or employees, or were not nominated by the Nominating and Corporate Governance Committee in their initial election to our Board of Directors and for whose election GCI Liberty, Inc. (or its predecessor-in-interest, Liberty Interactive) voted shares. GCI Liberty, Inc. exercised its right to nominate Courtnee Chun and Jennifer Witz to serve on our Board of Directors in 2020.
ACQUISITION RESTRICTIONS
GCI Liberty, Inc. has agreed in the Spinco Agreement not to acquire beneficial ownership of any of our equity securities (with specified exceptions) unless:
•	the acquisition was approved by a majority of the Qualified Directors;
•	the acquisition is permitted under the provisions described in “Competing Offers” below; or
•	after giving effect to the acquisition, GCI Liberty, Inc.’s ownership percentage of our equity securities, based on voting power, would not exceed the Applicable Percentage.

The “Applicable Percentage” is based on Liberty Interactive’s ownership percentage of our company, based on voting power, at the time of our spin-off from IAC/InterActiveCorp in 2008 (which was approximately 30%), plus 5%, but in no event more than 35%. Following the spin-off, the Applicable Percentage may be reduced due to certain transfers of our equity securities by Liberty Interactive (or its successor in interest, GCI Liberty, Inc.). These restrictions apply also to the affiliates of GCI Liberty, Inc. who acquire GCI Liberty, Inc.’s shares in our company. For purposes of calculating the “ownership percentage,” as used in relation to the Spinco Agreements, of any person, shares of voting stock which may be acquired upon the exercise, exchange or conversion of other equity securities, such as options, by that person (but not by any other person) are included in the calculation of that person’s “ownership percentage,” as if the shares which may be so acquired were outstanding and entitled to vote.

9	LENDINGTREE 2020 Proxy Statement | Certain Relationships and Related Transactions

As a result of the split-off in March 2018, under the Assignment and Assumption Agreement, neither Liberty Interactive nor its Affiliates may acquire beneficial ownership of any of our company’s equity securities, other than the acquisition of less than 1% of our company’s outstanding equity securities through the acquisition of, or investments in, third parties who own them.
TRANSFER RESTRICTIONS
Unless a majority of the Qualified Directors consent, the Spinco Agreement prohibits transfers by GCI Liberty, Inc. of any of our equity securities to any person except for certain transfers, including:
•	transfers to us or one of our subsidiaries;
•	transfers of any rights received in a rights offering;
•	transfers under Rule 144 under the Securities Act (or, if Rule 144 is not applicable, in “broker transactions”);
•	transfers pursuant to a third-party tender or exchange offer or in connection with any merger or other business combination, which merger or business combination has been approved by us;
•
transfers in a public offering in a manner designed to result in a wide distribution, provided that the transfer is not made, to the knowledge of GCI Liberty, Inc., to any person whose ownership percentage (based on voting power) of our equity securities, after giving effect to the transfer, would exceed 15%;

•
a transfer of all of our equity securities beneficially owned by GCI Liberty, Inc. and its affiliates in a single transaction if the transferee’s ownership percentage (based on voting power), after giving effect to the transfer, would not exceed the Applicable Percentage and only if the transferee assumes all of the rights and obligations of GCI Liberty, Inc. under the Spinco Agreements;

•
specified transfers in connection with changes in the beneficial ownership of GCI Liberty, Inc. (or the ultimate parent of GCI Liberty, Inc.), or a specified distribution of the equity interests of GCI Liberty, Inc. (or any of its affiliates which owns our equity securities) which results in the transfer of all equity interests in our company beneficially owned by that entity and its affiliates, or certain similar events, but only if the transferee assumes all of the rights and obligations of GCI Liberty, Inc. under the Spinco Agreements; and

•	specified transfers relating to certain hedging transactions or stock lending transactions, subject to specified restrictions.
These restrictions apply also to GCI Liberty, Inc.’s affiliates who acquire GCI Liberty, Inc.’s shares in our Company.
COMPETING OFFERS
During the period when GCI Liberty, Inc. continues to have the right to nominate directors to our Board of Directors, if our Board of Directors determines to pursue certain types of transactions on a negotiated basis (either through an “auction” or with a single bidder), GCI Liberty, Inc. is granted certain rights to compete with the bidder or bidders, including the right to receive certain notices and information, subject to specified conditions and limitations. In connection with any covered transaction that we are negotiating with a single bidder, our Board of Directors must consider any offer for a transaction made in good faith by GCI Liberty, Inc. but is not obligated to accept the offer or to enter into negotiations with GCI Liberty, Inc..
If a third party commences a tender or exchange offer for at least 35% of our capital stock other than pursuant to an agreement with us and our Board of Directors fails to take certain actions to block such third party from acquiring an ownership percentage (based on voting power) exceeding the Applicable Percentage, for so long as the offer continues and we do not commence negotiations with that third party, GCI Liberty, Inc. generally will be relieved of the obligations described under “Acquisition Restrictions” above to the extent necessary to permit GCI Liberty, Inc. to commence and consummate a competing offer. If GCI Liberty, Inc.’s ownership percentage (based on voting power) as a result of the consummation of a competing offer in response to a tender or exchange offer described in this paragraph exceeds 50%, any consent or approval requirements of the Qualified Directors in the Spinco Agreements will be terminated, and, following the date that GCI Liberty, Inc.’s ownership percentage (based on voting power) exceeds 50%, the obligations described under “Acquisition Restrictions” will be terminated.

Certain Relationships and Related Transactions | LENDINGTREE 2020 Proxy Statement	10

If a third party publicly discloses that its ownership percentage (based on voting power) exceeds 20% and our Board of Directors fails to take certain actions to block such third party from acquiring an ownership percentage (based on voting power) exceeding the Applicable Percentage, GCI Liberty, Inc. generally will be relieved of the obligations described under “Acquisition Restrictions” above to the extent reasonably necessary to permit GCI Liberty, Inc. to commence and consummate an offer to acquire all of our equity interests. With respect to Mr. Lebda, our Chairman and Chief Executive Officer, and certain of his family members and his and their related entities, unless it is publicly disclosed that Mr. Lebda or any of those family members or related entities has formed a “group” with a third party, the ownership percentage threshold is 30% (rather than 20%), and in calculating the ownership percentage, shares of stock which may be acquired upon the exercise, exchange or conversion of other equity securities, such as options, are excluded.
OTHER
Amendments to the Spinco Agreement and determinations required to be made thereunder (including approval of transactions between GCI Liberty, Inc. or its affiliates and us that would be reportable under the proxy rules) will require the approval of a majority of the Qualified Directors.
REGISTRATION RIGHTS AGREEMENT
Under the Registration Rights Agreement, GCI Liberty, Inc. and its permitted transferees (which generally are any permitted transferees of our equity securities held by GCI Liberty, Inc., as discussed under “Transfer Restrictions” above) are entitled to three demand registration rights (and unlimited piggyback registration rights) in respect of the shares of our common stock received by GCI Liberty, Inc. as a result of the split-off from Liberty Interactive and other shares of our common stock acquired by GCI Liberty, Inc. (or its predecessor-in-interest Liberty Interactive) or its affiliates consistent with the Spinco Agreements. These holders will be permitted to exercise their registration rights in connection with certain hedging transactions that they may enter into in respect of the registrable shares.
We are obligated to indemnify these holders, and each selling holder will be obligated to indemnify us, against specified liabilities in connection with misstatements or omissions in any registration statement.
Other Arrangements
In 2017, our Audit Committee approved a relationship with EverFi, Inc. pursuant to which EverFi, Inc. will provide financial literacy digital learning courses in communities where the Company operates as part of the Company’s community outreach and philanthropic efforts. The Company’s financial commitment to EverFi, Inc. was $225,000 for each of 2017 and 2018. In 2019, the agreement with EverFi, Inc. was amended to (i) continue the Company’s financial commitment through July 2022 in an amount up to $250,000 per year, and (ii) utilize EverFi, Inc.’s suite of online compliance training programs for the Company’s employees through March 2022 for $30,000 per year. Thomas Davidson is Chief Executive Officer and a significant equity owner of EverFi, Inc.
In fiscal 2019, we paid total compensation of $386,346, which is comprised of base salary, cash incentive compensation and equity awards, to Megan Greuling.  For fiscal 2020, Ms. Greuling’s annual salary is $130,000 and she has a target bonus of 30% of her annual salary. She also received $250,000 in a mix of restricted stock units and stock options in February 2020. Ms. Greuling is the spouse of our CEO and is an employee in our corporate communications department.

11	LENDINGTREE 2020 Proxy Statement | Certain Relationships and Related Transactions

Related Person Transaction Policy
Our Board of Directors has adopted a written policy setting forth the procedures we undertake while reviewing and approving related person transactions. The policy covers any transaction, arrangement or relationship in which we are or will be a participant, and in which any related person had, has or will have a direct or indirect interest other than (a) employment relationships or transactions involving an executive officer and any related compensation solely resulting from such employment if such compensation was approved, or recommended to our Board of Directors for approval, by the Compensation Committee; (b) compensation for serving as a director; (c) payments arising solely from the ownership of our equity securities in which all holders of that class of equity securities received the same benefit on a pro rata basis; or (d) such other exclusions as may be permitted pursuant to applicable rules and regulations of the SEC or any stock exchange upon which our common stock may then be listed.
Under the policy, “related person” means: (1) any of our directors, director nominees or executive officers; (2) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; (3) any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of, and/or any other person (other than a tenant or employee) sharing the household of, any person named in (2) or (3) above; (4) any firm, corporation or other entity or organization (profit or not-for-profit) for which any person named in (1)-(2) above serves as an employee, executive officer, partner or principal (or other similar position); and (5) any firm, corporation or other entity or organization (profit or not-for-profit) for which any person named in (1)-(2) above has a 5% or greater beneficial ownership interest.
Under the policy, all related person transactions where the amount involved exceeds $120,000 must be reviewed by either our Audit Committee or another independent body of our Board of Directors.

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Corporate Governance
Corporate Governance Practices
LendingTree is committed to good corporate governance that aligns with stockholder interests. We maintain numerous policies and practices that demonstrate this commitment, including the following:
Board Practices, Composition, Accountability and Independence
•        77% of our director nominees are independent.
•        Strong lead independent director with well-defined role.
•        Annual election of directors.
•        Majority vote for director elections.
•        44% of directors are female.
•        Annual Board and committee evaluations.

Alignment with Stockholder Interests
•        One vote per share.
•        Not a controlled company.
•        Do not require supermajority vote to amend charter or bylaws.
•       Executive compensation is intensely focused on pay for performance.
•        Stock ownership guidelines for directors.

Board of Directors Responsibilities and Structure
ROLES
Our Board of Directors acts as an agent of LendingTree’s stockholders by closely monitoring the performance of LendingTree’s management. The Board of Directors primarily:
Assesses LendingTree’s financial and corporate governance performance to determine whether LendingTree’s policies and practices create value for LendingTree’s stockholders.	Approves acquisitions, divestitures and investments and associated financing, employee retention or compensation arrangements.	Oversees the determination of compensation, benefit and related plans, policies and agreements to be submitted to the stockholders for final approval.
The Board’s Role in Strategy
Board Role in Risk Oversight
Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to enhance long-term organizational performance and stockholder value. A fundamental part of risk management is not only understanding the risks we face, how those risks may evolve over time, and what steps management is taking to manage and mitigate those risks, but also understanding what level of risk tolerance is appropriate for us. Management is responsible for the day-to-day management of the risks we face, while our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board of Directors regularly reviews information regarding cybersecurity, marketing, operations, finance and business development as well as the risks associated with each. In addition, our Board of Directors holds strategic planning sessions with management to discuss our strategies, key challenges, and risks and opportunities and receives a report on Sarbanes-Oxley compliance on at least an annual basis.
13	LENDINGTREE 2020 Proxy Statement | Corporate Governance

While our Board of Directors is ultimately responsible for risk oversight, committees of our Board of Directors also have been allocated responsibility for specific aspects of risk oversight. In particular, the Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls, risk assessment and risk management. Our Board of Directors and the Audit Committee regularly discuss with management the Company’s major risk exposures, their potential financial impact on the Company, and the steps taken to monitor and control those risks. The Compensation Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the risks arising from our compensation policies and programs. The Nominating and Corporate Governance Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the risks associated with board organization, membership and structure, ethics and compliance, succession planning for our directors, and corporate governance.

Board Oversight
•         Regularly review and discuss significant risks with management, including through annual strategic discussions and reviews of annual operating plans, financial performance, merger and acquisition opportunities, market environment updates, and presentations on specific risks.
•         Consider regular reports from each committee regarding risk matters under its purview.

Audit Committee	Compensation Committee	Nominating and Governance Committee	Transactions Committee

•         Maintains the integrity of our financial statements.
•         Assesses the effectiveness of our internal control over financial reporting.
•         Monitors the qualifications and independence of our independent registered public accounting firm.
•         Oversees the performance of our internal audit function and independent registered public accounting firm.
•         Ensures our compliance with legal and regulatory requirements.

•         Annually reviews and approves the base salaries and incentive opportunities of our executive officers.
•         Periodically reviews and approves all incentive awards and opportunities, employment agreements and severance arrangements, any change-in-control agreements and any special or supplemental compensation or benefits.
•         Monitors the ongoing administration of stockholder-approved plans, policies and agreements.
•         Gives an annual Compensation Committee Report.

•         Identifies, evaluates and recommends candidates for election to our Board of Directors.
•         Considers any director candidates recommended by our stockholders.
•         Reviews and makes recommendations to the Board with respect to the compensation and benefits of directors.
•         Oversees our corporate governance practices and procedures, including reviewing and recommending to the Board for approval any changes related to our corporate governance framework.
• Reviews and assesses, and assists the Board in reviewing and assessing, potential acquisitions, divestitures and investments. • Conducts periodic reviews of completed transactions.

BOARD OF DIRECTORS LEADERSHIP STRUCTURE
Our Board of Directors may elect one of its members to be Chairman of the Board and may fill any vacancy in the position of Chairman of the Board at such time and in such manner as the Board of Directors determines is appropriate. The Chairman of the Board may, but need not be, employed by the Company. The Chairman of the Board presides at and leads all meetings of the Board of Directors.
Mr. Lebda serves as our CEO and Chairman of our Board of Directors. Mr. Lebda is the founder of the Company and has served as our CEO and Chairman of our Board of Directors since our August 2008 spin-off from IAC/InterActiveCorp. Our Board of Directors believes that it is important to have a unified leadership vision which Mr. Lebda is uniquely positioned to provide. Our Board of Directors also believes that the Company is best served by a Chairman, like Mr. Lebda, who is actively involved with the Company and is therefore able to bring great depth of knowledge about the Company to the role.
In November 2016, our Board of Directors designated Steven Ozonian to serve as Lead Independent Director. The Board of Directors determined that the Company would be well served by appointing a Lead Independent Director who is a non-employee and is independent (as such term is defined by the Securities and Exchange Commission and the Nasdaq Listing Rules generally applicable to Audit Committee members). The Lead Independent Director serves as a liaison

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between the Chairman of the Board and the other directors, and fosters free and open communication between the Board of Directors and management of the Company. The Lead Independent Director also assists the Chairman in reviewing and setting agendas for the Board of Directors meetings and in overseeing the effectiveness of the Board of Directors meetings.
Role of Chairman of the Board	Role of Lead Independent Director

In addition to his role leading the Board of Directors, Mr. Lebda’s responsibilities as Chairman of the Board include:	In November 2016, the Board of Directors designated Mr. Steven Ozonian to serve as Lead Independent Director. His responsibilities and authority in that role include:

•         Setting the agenda for Board of Directors meetings in consultation with the Lead Independent Director.
•         Serving as liaison between the Board and senior management.
•         Conducting the annual board evaluation in consultation with the Lead Independent Director, at the direction of the Nominating and Corporate Governance Committee.
•         Being available to the Board of Directors to assume additional responsibilities, as may be requested from time to time.
•         Calling special meetings of the Board of Directors and stockholders.

•         Presiding at meetings of the Board at which the Chairman of the Board is not present, including executive sessions of non-executive directors, which occur at least quarterly.
•         Approving the agenda for Board of Directors meetings (in consultation with the Chairman of the Board) and the schedule for Board of Directors meetings to provide that there is sufficient time for discussion of all agenda items.
•       Ensuring the Board of Directors receives adequate and timely information.
•         Serving as liaison between the Chairman of the Board and the non-executive directors.
•         Conducting the annual board evaluation in consultation with the Chairman of the Board, at the direction of the Nominating and Governance Committee.
•         Being available for consultations and communications with major stockholders upon request.
•         Calling executive sessions of the non-executive directors.

BOARD OF DIRECTORS MEETINGS
The Board of Directors and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The Board held five meetings, and acted by unanimous written consent one time, during fiscal 2019.
ATTENDANCE AT BOARD OF DIRECTORS AND COMMITTEE MEETINGS
The Board of Directors expects that all directors will prepare for, attend and participate in all Board of Directors and applicable committee meetings, and will see that other commitments do not materially interfere with their service on the Board of Directors. Any director who has a principal job change, including retirement, must offer to submit a letter of resignation to the Chairman of the Board. The Board of Directors, in consultation with the Nominating and Governance Committee, will review each offered resignation and determine whether to accept or reject such resignation offer after considering whether the composition of the Board of Directors remains appropriate under the new circumstances.
During fiscal 2019, all current directors attended at least 80% of the aggregate number of meetings of the Board of Directors and the committees on which they served. While one director attended the 2019 Annual Meeting of Stockholders, we encourage all directors to attend the 2020 virtual annual meeting.

15	LENDINGTREE 2020 Proxy Statement | Corporate Governance

Director Independence
Under the Listing Rules of the Nasdaq Stock Market, our Board of Directors has a responsibility to make an affirmative determination that those members of our Board of Directors that serve as independent directors do not have any relationships with the Company and its businesses that would impair their independence. In connection with these determinations, our Board of Directors reviews information regarding transactions, relationships and arrangements involving the Company and its businesses and each director that it deems relevant to independence, including those required by the Listing Rules of the Nasdaq Stock Market.
Our Board of Directors has determined that each of Ms. Chun, Mr. Davidson, Ms. Henderson, Mr. Ozonian, Ms. Sarasvathy, Mr. Thompson and Ms. Witz is an independent director within the meaning of the applicable Nasdaq standards.
Qualifications of Directors
Our Nominating and Corporate Governance Committee considers and recommends candidates for election to our Board of Directors and nominees for committee memberships and committee chairs to our Board of Directors. Each member of the Nominating and Corporate Governance Committee participates in the review and discussion of director candidates. In addition, directors who are not on the Nominating and Corporate Governance Committee may meet with and evaluate the suitability of candidates. The full Board of Directors makes final determinations on director nominees.
Our Board of Directors does not have specific requirements for eligibility to serve as a director of LendingTree. However, in evaluating candidates, regardless of how recommended, our Board of Directors considers whether the professional and personal ethics and values of the candidate are consistent with ours, whether the candidate’s experience and expertise would be beneficial to our Board of Directors in rendering its service to us, whether the candidate is willing and able to devote the necessary time and energy to the work of our Board of Directors and whether the candidate is prepared and qualified to represent the best interests of our stockholders.
In evaluating director candidates, the Chair of the Nominating and Corporate Governance Committee and other committee members may conduct interviews with certain candidates and make recommendations to the committee. Other members of our Board of Directors may also conduct interviews with director candidates upon request, and the Nominating and Corporate Governance Committee may retain, at its discretion, third-party consultants to assess the skills and qualifications of the candidates. Although our Board of Directors does not have a specific policy with respect to diversity, the Nominating and Corporate Governance Committee considers the extent to which potential candidates possess sufficiently diverse skill sets and diversity characteristics that would contribute to the overall effectiveness of our Board of Directors.
In identifying potential director candidates, the Nominating and Corporate Governance Committee seeks input from other members of our Board of Directors and executive officers, and may also consider recommendations by employees, community leaders, business contacts, third-party search firms and any other sources deemed appropriate by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee also considers candidates nominated by Liberty Interactive Corporation and its successor, GCI Liberty, Inc., in accordance with their rights under the Spinco Agreement described under “Certain Relationships and Related Transactions - The ‘Spinco Agreements’ with GCI Liberty, Inc.,” above. The Nominating and Corporate Governance Committee will also consider director candidates recommended by other stockholders to stand for election at the Annual Meeting of Stockholders so long as such recommendations are submitted in accordance with the procedures described below under “Stockholder Recommendations of Director Candidates.” Except for Ms. Chun and Ms. Witz, who were nominated by GCI Liberty, Inc. in accordance with its rights under the Spinco Agreement, the Nominating and Corporate Governance Committee has not had any director candidates put forward by a stockholder or a group of stockholders that beneficially owned more than five percent of our stock for at least one year.
Stockholder Recommendations of Director Candidates
The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as all other candidates brought to the attention of the Nominating and Corporate Governance Committee. Stockholders who wish to make such a recommendation should send the recommendation to legal@lendingtree.com. The subject line should read “Director Nominee Recommendation.” The letter must identify the sender as a stockholder, provide a brief summary of the candidate’s qualifications and experience, together with an indication that the recommended individual would be willing to serve (if elected).  The email must also be accompanied by evidence of the sender’s stock ownership. Any director recommendations will be reviewed by the Corporate Secretary and, if

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deemed appropriate, forwarded to the Chairman of the Board for further review. If the Chairman of the Board believes that the candidate fits the qualifications of a director described above, then the recommendation will be shared with the entire Board of Directors.
Board Evaluation Process
Periodically, our Board members complete an assessment of Board performance. This assessment typically includes an evaluation of topics covered by the Board during the year, Board culture and structure, Board processes, and information received by the Board during the past year.  The Nominating and Corporate Governance Committee oversees this process.
Board Committees and Charters
The Board has delegated certain responsibilities and authority to its four standing committees, as described below. Committees report regularly to the full Board on their activities and actions.
The Board currently has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Transactions Committee. Each committee has a charter that it reviews annually, making recommendations to our Board of Directors for any charter revisions that might be needed to reflect evolving best practices. The members of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent and appointed by the Board based on recommendations of the Nominating and Corporate Governance Committee. Committees have the opportunity to meet in closed session, without management present, during each committee meeting.
CURRENT MEMBERS Steven Ozonian (Chair) Courtnee Chun Robin Henderson NUMBER OF MEETINGS HELD IN FISCAL 2019 4
Audit Committee
The Audit Committee functions pursuant to a written charter adopted by our Board of Directors, a copy of which may be found at our website at https://investors.lendingtree.com/governance/board-of-directors. The Audit Committee is appointed by our Board of Directors to assist our Board of Directors with a variety of matters described in its charter, which include monitoring (1) the integrity of our financial statements, (2) the effectiveness of our internal control over financial reporting, (3) the qualifications and independence of our independent registered public accounting firm, (4) the performance of our internal audit function and independent registered public accounting firm and (5) our compliance with legal and regulatory requirements.
Our Board has determined that each member of the Audit Committee is both independent (as defined under applicable Nasdaq listing standards and SEC rules related to audit committee members) and financially literate (as required by Nasdaq listing standards). The Board also has determined that Mr. Ozonian qualifies as an “audit committee financial expert” as defined by SEC rules, and has “financial sophistication” in accordance with Nasdaq listing standards.
The Audit Committee held closed sessions with our independent registered public accounting firm, PricewaterhouseCoopers LLP, during all of its regularly scheduled meetings in fiscal 2019.

CURRENT MEMBERS Steven Ozonian (Chair) G. Kennedy Thompson Jennifer Witz NUMBER OF MEETINGS HELD IN FISCAL 2019 4
Compensation Committee
The Compensation Committee functions pursuant to a written charter adopted by our Board of Directors, a copy of which may be found at our website at https://investors.lendingtree.com/governance/board-of-directors. The Compensation Committee is responsible for discharging the responsibilities of our Board of Directors relating to compensation of our Chief Executive Officer and our other executive officers and has overall responsibility for approving and evaluating all of our compensation plans, policies and programs as they affect our executive officers.  All of the members of the Compensation Committee are independent directors within the meaning of the applicable Nasdaq listing standards.
For more information on the responsibilities and activities of the Compensation Committee, including its processes for determining executive compensation, see the “Compensation Committee Report” and “Compensation Discussion and Analysis” below,

17	LENDINGTREE 2020 Proxy Statement | Corporate Governance

particularly the discussion of the “Role of the Compensation Committee, Compensation Consultants and Executive Officers in Compensation Determinations.”
Each member of the Compensation Committee is independent under Nasdaq listing standards. Each member is also a “Non-Employee Director,” as defined in SEC Rule 16(b)-3, and an “outside director” under Section 162(m) of the Internal Revenue Code (under the definition in effect before it was deleted by the Tax Cuts and Jobs Act in December 2017). During fiscal 2019, the Compensation Committee held a portion of each regularly scheduled meeting in closed session with only the committee members present.

CURRENT MEMBERS Thomas M. Davidson, Jr. (Chair) Robin Henderson Saras Sarasvathy
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee functions pursuant to a written charter adopted by our Board of Directors, a copy of which may be found at our website at https://investors.lendingtree.com/governance/board-of-directors. The Nominating and Corporate Governance Committee’s functions include identifying, evaluating and recommending candidates for election to our Board of Directors. Additionally, the Nominating and Corporate Governance Committee is responsible for recommending compensation arrangements for non-employee directors. Our Board has determined that each member of the Nominating and Governance Committee is independent, as defined under applicable Nasdaq listing standards.

NUMBER OF MEETINGS HELD IN FISCAL 2019 3

CURRENT MEMBERS Douglas Lebda (Chair) Courtnee Chun Gabriel Dalporto Thomas M. Davidson, Jr. G. Kennedy Thompson
Transactions Committee
The Transactions Committee functions pursuant to a written charter adopted by our Board of Directors, a copy of which may be found at our website at https://investors.lendingtree.com/governance/board-of-directors. The Transactions Committee’s functions are to review and assess, and assist the Board in reviewing and assessing, potential strategic acquisitions, divestitures and investments, and related financing and strategies.

NUMBER OF MEETINGS HELD IN FISCAL 2019 4

Compensation Committee Interlocks and Insider Participation
With the exception of Mr. Ozonian who was an officer and employee of LendingTree from November 1, 2010 through March 31, 2011, no director who served on the Compensation Committee during fiscal 2019 has at any time been an executive officer or employee of LendingTree. In addition, no executive officer of LendingTree during fiscal 2019 served, or currently serves, on the board of directors or the compensation committee (or a functionally equivalent committee) of any entity that has one or more executive officers who serve on our Board or our Compensation Committee.
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Stockholder Engagement Process
At LendingTree, we strive to engage with stockholders on a consistent basis so as to better understand their perspectives and concerns. We hold investor days, investor outreach programs and have direct communication channels between stockholders and the Board. Our Annual Meeting of Stockholders also provides an opportunity for further stockholder engagement. Where appropriate, we aim to incorporate feedback and information obtained through our stockholder engagement process into our decision-making.
INVESTOR DAY
In December 2019, we held our Analyst & Investor Day where our management team discussed, among other things, LendingTree’s fiscal 2019 performance, our short- and long-term strategies for growth and our 2020 financial outlook. Investor Day materials can be viewed at https://investors.lendingtree.com/news-events/events-and-presentations.
INVESTOR OUTREACH
We engage with our stockholders and other prospective investors throughout the year to get their perspectives and feedback on various topics, which allows us to better understand their priorities and concerns. Among the topics which we engaged with our stockholders about are:
•	financial results;
•	financial outlook;
•	corporate strategy and priorities;
•	key initiatives across various lines of business; and
•	the health of the Company’s balance sheet and capital allocation philosophy.
We will continue to engage with our stockholders on a regular basis in order to understand their perspectives and incorporate their feedback, as appropriate, on our performance, business strategies, executive compensation programs and corporate governance practices.
STOCKHOLDER COMMUNICATIONS WITH THE BOARD
Stockholders may, at any time, communicate with any of our directors by emailing legal@lendingtree.com. The subject line should read “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such emails must identify the sender as a stockholder, provide evidence of the sender’s stock ownership, and clearly state whether the intended recipients are all members of our Board of Directors or a particular director or directors. The Corporate Secretary will then review such correspondence and forward it to our Board of Directors, or to the specified director(s), if appropriate.
All communications received in accordance with these procedures will be reviewed by the Corporate Secretary and forwarded to the appropriate director or directors unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient. Examples of stockholder communications that would be considered improper for submission include communications that:
•	do not relate to the business or affairs of our Company or the functioning or constitution of our Board of Directors or any of its committees;
•	relate to routine or insignificant matters that do not warrant the attention of our Board of Directors;
•	are advertisements or other commercial solicitations;
•	are frivolous or offensive; or
•	are otherwise not appropriate for delivery to directors.

19	LENDINGTREE 2020 Proxy Statement | Corporate Governance

The inclusion of any website address in this proxy statement does not incorporate by reference the information on or accessible through the website into this proxy statement.
Corporate Social Responsibility
Corporate Social Responsibility is very important to LendingTree. In conducting our business, we strive to give back to the communities in which we work. Our Corporate Responsibility initiatives are generally overseen by our philanthropy committee.
Resources and Partnerships. Through our open-access LendingTree Academy blog, we strive to educate readers on what we believe are important financial literacy topics, such as credit scoring models, budgeting tips and how to avoid common financial missteps. Moreover, in fiscal 2019, we partnered with Military.com, to provide Veterans Administration (VA) loan options for military members, veterans and their families.
The LendingTree Foundation.  Established in August 2017, The LendingTree Foundation is a private foundation exempt from federal income tax under Internal Revenue Code Section 501(c)(3) created by LendingTree.  The LendingTree Foundation’s giving focuses on promoting empowerment and helping overcome obstacles, financial and otherwise, in areas that align with LendingTree’s core principles.
Recently, The LendingTree Foundation donated $1 million to the COVID-19 Response Fund, a fund established to assist Mecklenburg County community members affected by the COVID-19 crisis, and encouraged other Charlotte-based businesses to donate.  The COVID-19 Response Fund is overseen by the Foundation for the Carolinas and United Way of Central Carolinas.
Community engagement. At LendingTree, we are passionate about getting involved in, and giving back to, the communities where we live and work. Our new corporate headquarters in Charlotte, NC, will employ approximately 500 employees, and we aim to create a positive community impact through initiatives such as providing financial education to students and entrepreneurial opportunities to aspiring business owners and hosting non-profit groups and meetups for tech talent across the region. In addition to the work at our headquarters, we also have the following company-wide initiatives:
“Lend a Hand” Campaign. Every year, LendingTree undertakes its “Lend a Hand” campaign, which is a philanthropic campaign to promote the act of giving back and lending a hand to others in need during the holiday season. As part of the campaign, each LendingTree employee who chooses to participate is given $200 in cash to use towards helping those in need or other philanthropic purposes.
Human capital management and talent development. We value our employees at all levels and recognize that they help us drive sustainable, long-term growth, and profitability. We show our appreciation through:
•	policies and programs to identify, develop, retain, and promote talent from within our workforce; and
•	policies to enhance diversity and inclusion and/or provide equal employment opportunities.
In addition, all of our employees are stockholders of the Company, which incentivizes employee productivity and contributes to our success.

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Proposal No. 1: Election of Directors

Our Board Nominees
At the upcoming Annual Meeting, a board of nine directors will be elected, each to hold office until the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from our Board of Directors). Information concerning all director nominees appears below. Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute designated by our Board of Directors.

Courtnee Chun
Chief Portfolio Officer and SVP, Investor Relations of Liberty Media Corporation, Qurate Retail, Inc., Liberty TripAdvisor Holdings, Inc., Liberty Broadband Corporation and GCI Liberty
Director since: 2020
Age: 45

Committees: • Audit Committee • Transactions Committee
Biography
Ms. Chun serves as Chief Portfolio Officer and SVP, Investor Relations for Liberty Media Corporation, Qurate Retail, Inc., Liberty TripAdvisor Holdings, Inc., Liberty Broadband Corporation and GCI Liberty. As Chief Portfolio Officer, Ms. Chun is responsible for monitoring and enhancing the operating performance of many of the Liberty portfolio companies. She is also the primary contact for investors, analysts and the press and leads the LibertyGives Foundation, a non-profit organization which supports causes benefitting underprivileged and at-risk youth in Colorado. Ms. Chun has been with Liberty since February 2008. Previously, Ms. Chun served as VP Opportunity Development at Level 3, Chief Financial Officer at New Global Telecom and prior to these roles received extensive transaction experience through corporate development work at FirstWorld Communications and investment banking at JP Morgan. Ms. Chun was nominated to our Board of Directors by Liberty Interactive Corporation and its successor, GCI Liberty, Inc., in accordance with the terms of the Spinco Agreement described under “Certain Relationships and Related Transactions - The ‘Spinco Agreements’ with GCI Liberty, Inc.”
Relevant Expertise Ms. Chun brings executive management, financial and corporate development experience to our Board of Directors Other Public Company Boards None.

21	LENDINGTREE 2020 Proxy Statement | Proposal No. 1 Election of Directors

Gabriel Dalporto Chief Executive Officer of Udacity, Inc. Director since: 2017 Age: 48
Committees: • Transactions Committee
Biography
From August 2017 to February 2018, Mr. Dalporto also served as Executive Advisor to the Company. Prior to that, Mr. Dalporto held various positions within the Company, including serving as the Company’s Chief Financial Officer from June 2015 to August 2017, Chief Marketing Officer from April 2011 to June 2015, and President of Mortgage from March 2013 to June 2015. Before joining the Company, Mr. Dalporto served as Founder and Chief Executive Officer of Atomic Financial, Inc., a startup online investing platform, from January 2010 to April 2011. He served as Chief Marketing and Strategy Officer of Zecco Holdings, Inc., an online brokerage company, from January 2007 to December 2009. Mr. Dalporto served as Vice President at E*Trade Financial from August 2004 to November 2006 and as Vice President at JP Morgan Chase from September 2003 to July 2004. Additionally, Mr. Dalporto was elected as director of Guitar Center Holdings, Inc. in December 2018. Mr. Dalporto has served as CEO of Udacity, Inc., since August 2019.

Relevant Expertise
Mr. Dalporto brings executive management, financial and capital markets experience, and in depth digital marketing experience to our Board of Directors.
Other Public Company Boards
None.

Thomas M. Davidson, Jr. Co-Founder and Chief Executive Officer of EverFi, Inc. Director since: 2017 Age: 48
Committees: • Nominating and Corporate Governance Committee (Chair) • Transactions Committee
Biography
Mr. Davidson is the co-founder and has served as Chief Executive Officer of EverFi, Inc., a software-as-a-service education technology company headquartered in Washington, D.C., since 2008. Prior to founding EverFi, Inc., Mr. Davidson was a venture capitalist at Village Ventures from 2007-2009 with a focus on early-stage technology companies in the education and social media spaces. From 1994 to 2000, Mr. Davidson served three terms in the Maine House of Representatives where he served as Chairman of the Utilities and Energy Committee and was a senior member of the Taxation Committee and the Banking Insurance and Business and Economic Development Committees.
Relevant Expertise Mr. Davidson brings technology expertise, executive management and government affairs experience to our Board of Directors. Other Public Company Boards None.

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Robin Henderson Senior Director, Private Capital Group, of RXR Realty Director since: 2014 Age: 50
Committees: • Nominating and Corporate Governance Committee • Audit Committee
Biography
Ms. Henderson is Senior Director, Private Capital Group, of RXR Realty, which manages 69 commercial real estate properties and investments with an aggregate gross asset value of approximately $18.1 billion, comprising approximately 24.6 million square feet of commercial properties, inclusive of a multi-family residential portfolio of approximately 2,600 units under operation or development, and control of development rights for an additional approximately 3,600 multi-family and for sale units in the New York Metropolitan area. Ms. Henderson joined RXR in February 2010. She is responsible for sourcing institutional capital for both the company’s asset level joint ventures and discretionary funds. Since joining RXR, Ms. Henderson has led the effort in raising approximately $8.1 billion of equity. From May 1998 to December 2009, Ms. Henderson was with Wachovia Securities, ultimately serving as Vice President within Real Estate Corporate Finance with a focus in Real Estate Private Equity.

Relevant Expertise
Ms. Henderson brings to our Board of Directors extensive real estate industry, finance and capital markets experience. Ms. Henderson also provides our Board of Directors with extensive executive and management experience.
Other Public Company Boards
None.

Douglas Lebda Chairman and Chief Executive Officer of LendingTree, Inc. Director since: 2008 Age: 50
Committees: • Transactions Committee (Chair)
Biography
Mr. Lebda is our Chairman, Chief Executive Officer and a member of our Board of Directors and has served in such capacities since January 2008. Previously, Mr. Lebda served as President and Chief Operating Officer of IAC/InterActiveCorp from January 2006 to August 2008, when the company was spun-off from IAC/InterActiveCorp. Prior to that, Mr. Lebda served as Chief Executive Officer, President and Chairman of the Board of Directors of LendingTree, LLC, which he founded in June 1996. Before founding LendingTree, Mr. Lebda worked as an auditor and consultant for PricewaterhouseCoopers.

Relevant Expertise
Mr. Lebda, as the founder of LendingTree, LLC, provides our Board of Directors with a vital understanding and appreciation of the company’s business and history. His experience as Chief Operating Officer of IAC/InterActiveCorp, a large conglomerate of Internet companies, as well as his financial and accounting expertise, also qualify him to serve on our Board of Directors. Mr. Lebda also brings to our Board of Directors a valuable understanding of the role played by directors of publicly-held companies due to his prior service on the board of Eastman Kodak Company.
Other Public Company Boards
None.

23	LENDINGTREE 2020 Proxy Statement | Proposal No. 1 Election of Directors

Steve Ozonian CEO of the Williston Financial Group Director since: 2011 Age: 64
Committees: • Audit Committee (Chair) • Compensation Committee (Chair)
Biography
Mr. Ozonian currently serves as CEO of the Williston Financial Group and serves on its Board of Directors. He previously served as a member of our Board of Directors from August 2008 to November 2010. He resigned from the Board of Directors effective November 1, 2010 to join our company as Chief Executive Officer of its proprietary full service real estate brokerage business known as RealEstate.com, REALTORS®. In March 2011, we announced that we had finalized a plan to close all of the field offices of RealEstate.com and Mr. Ozonian resigned from his position as Chief Executive Officer of the division. Prior to his employment at our company, Mr. Ozonian served as the Executive Chairman and chairman of the audit committee of the Board of Directors of Global Mobility Solutions, an employee mobility provider, from 2005 to 2010. Mr. Ozonian has held other high level positions in the homeownership industry including Chairman and CEO of Prudential’s real estate and related businesses, CEO of Realtor.com and National Homeownership Executive for Bank of America.

Mr. Ozonian is a member of the Board of Directors of Realty Mogul, Co., a realty investment technology platform that connects investors to investment opportunities, and serves as chair of its audit committee.
Relevant Expertise
Mr. Ozonian provides our Board of Directors with valuable large public company leadership experience and mergers and acquisitions expertise. He has significant executive experience and a deep understanding of the functions of a board of directors acquired through service as chairman of other corporations.
Other Public Company Boards
Nobilis Health Corp (NYSE MKT: HLTH), a healthcare development and management company; serves as chairman of its audit and transactions committees.

Saras Sarasvathy Paul Hammaker Professor of Business Administration at University of Virginia’s Darden Graduate School of Business Director since: 2015 Age: 61
Committees: • Nominating and Corporate Governance Committee
Biography
Ms. Sarasvathy is the Paul Hammaker Professor of Business Administration at University of Virginia’s Darden Graduate School of Business. Her research focuses on high performance entrepreneurship ranging from starting and growing new ventures to creating and fostering high value partnerships that result in enduring and innovative businesses. Ms. Sarasvathy has also worked with thousands of entrepreneurs around the world and has helped train hundreds of entrepreneurship educators and growth-oriented service providers.

Relevant Expertise
Through her research and practical experience co-founding five ventures of her own, Ms. Sarasvathy brings to our company valuable insights and best practices for the development of new products and a global understanding of innovative funding mechanisms.
Other Public Company Boards
None.

Proposal No. 1 Election of Directors | LENDINGTREE 2020 Proxy Statement	24

G. Kennedy Thompson Former Partner of Aquiline Capital Partners Director since: 2017 Age: 69
Committees: • Compensation Committee • Transactions Committee
Biography
Mr. Thompson was a partner of Aquiline Capital Partners, a New York based private equity firm, since 2009, and retired from Aquiline Capital Partners on April 1, 2018. From 1999 to 2008, Mr. Thompson was President and Chief Executive Officer of Wachovia Corporation. Mr. Thompson served in numerous industry leadership positions including Chairman of the Clearing House, Chairman of the Financial Services Roundtable, Chairman of the Financial Services Forum and President of the Federal Advisory Council of the Federal Reserve Board. In the past five years, he has served as a member of the board of directors of HP Inc. (NYSE: HPQ), Pinnacle Financial Partners, Inc. (Nasdaq: PNFP), and Insteel Industries, Inc. (Nasdaq: IIIN), and is currently a trustee of the Morehead-Cain Foundation.

Relevant Expertise
Mr. Thompson brings extensive financial services expertise, public company leadership experience and executive management experience to our Board of Directors.
Other Public Company Boards
Pinnacle Financial Partners, Inc. (Nasdaq: PNFP), and Insteel Industries, Inc. (Nasdaq: IIIN).

Jennifer Witz President of Sales, Marketing, and Operations, Sirius XM Holdings, Inc. Director since: 2020 Age: 51
Committees: • Compensation Committee
Biography
Ms. Witz has served as President of Sales, Marketing and Operations of Sirius XM Holdings, Inc. since March 2019. Ms. Witz joined Sirius XM in 2002 and has served in a variety of senior financial and operating roles during her tenure. Ms. Witz served as Executive Vice President and Chief Marketing Officer beginning in 2017. From 2005 to 2017, she was Sirius XM’s Senior Vice President, Finance, and from 2003 to 2005, she was Vice President, Finance, and served as Senior Director, Finance prior to that. Before joining Sirius XM, Ms. Witz was Vice President, Planning and Development, at Viacom Inc., a global media company, and prior to that she was Vice President, Finance and Corporate Development, at Metro-Goldwyn-Mayer, Inc., an entertainment company focused on the production and global distribution of film and television content. Ms. Witz began her career in the Investment Banking Department at Kidder, Peabody & Co Inc. Ms. Witz was nominated to our Board of Directors by Liberty Interactive Corporation and its successor, GCI Liberty, Inc., in accordance with the terms of the Spinco Agreement described under “Certain Relationships and Related Transactions - The ‘Spinco Agreements’ with GCI Liberty, Inc.”
Relevant Expertise Ms. Witz brings executive management experience, and in-depth digital marketing and financial experience to our Board of Directors. Other Public Company Boards None.

25	LENDINGTREE 2020 Proxy Statement | Proposal No. 1 Election of Directors

ELECTION MECHANICS
Majority Voting Standard.  Beginning with our 2018 Annual Meeting, we implemented majority voting in uncontested elections of directors. Accordingly, our bylaws provide that a nominee for director in an uncontested election will be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. However, if the number of nominees exceeds the number of directors to be elected at such meeting as of the date that is five business days in advance of the date that we first file our definitive proxy statement with the Securities and Exchange Commission, then directors will be elected by a plurality of the votes cast. Prior to the 2018 Annual Meeting, directors were elected by a plurality of the votes cast in all circumstances.
In connection with the implementation of a majority voting standard in our bylaws, the Board approved and adopted a Director Resignation Policy on November 8, 2017 for directors who fail to receive the required number of votes in an uncontested election in accordance with our bylaws. The policy requires that the Board will nominate for election or re-election only a candidate who agrees to tender an irrevocable resignation that will be effective upon (i) the failure to receive the required vote at any future annual meeting at which he or she faces re-election; and (ii) Board acceptance of such resignation. The policy further states that upon any candidate failing to be elected in an election at which majority voting applies, the Nominating and Corporate Governance Committee will meet to consider the tendered resignation and make a recommendation to the Board concerning the action, if any, to be taken with respect to the resignation. The policy provides that the Board will then consider and act upon the Nominating and Corporate Governance Committee’s recommendation within 90 days of certification of the vote at the annual meeting. The Board may accept the resignation, refuse the resignation, or refuse the resignation subject to such conditions designed to cure the underlying cause as the Board may impose. Promptly following the decision regarding the tendered resignation, the policy states that we will file with the SEC a current report on Form 8-K disclosing the decision with respect to the resignation, describing the deliberative process and, if applicable, the specific reasons for rejecting the tendered resignation.
✓	The Board recommends that you vote FOR the election of each of the nominated directors.

Proposal No. 1 Election of Directors | LENDINGTREE 2020 Proxy Statement	26

Director Compensation
Overview of Our Compensation Program for Non-Employee Directors
Our director compensation program is designed to attract and retain top director talent and align the interests of our directors with the interests of our stockholders. Our Nominating and Corporate Governance Committee is responsible for reviewing and making recommendations to the Board with respect to the compensation of our directors, including any equity-based compensation. Directors who are our employees do not receive compensation for their services on the Board.
Our Nominating and Corporate Governance Committee’s review of our director compensation programs is supported by information provided by the independent compensation consultant to the Compensation Committee, Frederic W. Cook & Co., Inc. (“FW Cook”).
2019 Non-Employee Director Compensation
The following table describes the components of our fiscal 2019 director compensation program. Each element of the compensation is pro-rated for the director’s period of service during the year.
Compensation Element	Amount ($)
Annual Cash Retainer	50,000
Annual Equity Retainer(1)	140,000
Additional Fee for Lead Independent Director	35,000
Additional Fee for Committee Chairs	25,000 – Audit Committee 20,000 – Compensation Committee 13,000 – Nominating and Corporate Governance Committee
Additional Fee for Committee Members (Excluding the Committee Chairs)	10,000 – Audit Committee 10,000 – Compensation Committee 10,000 – Nominating and Corporate Governance Committee 2,500 – Transactions Committee(2)
(1)
Subject to the elections that the non-employee director can make, as described below, two-thirds of the total grant value of the annual equity retainer is in the form of restricted stock units (“RSUs”) and one-third is in the form of nonqualified stock options.

(2)	All members of the Transactions Committee receive the same amount of additional fee.
Our non-employee directors may elect to receive any cash fees that they would otherwise be entitled to receive in the form of vested RSUs or stock options with an equivalent value to the cash fees. For newly elected or appointed directors, the election must be made within 30 days after he or she joins the Board, and the election will be elective for the remainder of the year in which the director is elected or appointed. For all other non-employee directors, the election must be made on or before the last business day of the year preceding the year in which the cash fees are payable. Elections are irrevocable for the year for which it is made and a new election is required for each year.
Each annual equity retainer provided to our non-employee directors has a total grant value of $140,000, with two-thirds of the retainer in the form of RSUs and one-third of the retainer in the form of nonqualified stock options, subject to our directors’ right to elect to receive only stock options. All awards representing our non-employee director’s equity retainer for fiscal 2019 vest on the earliest of the date of our 2020 annual meeting of stockholders, the first anniversary of the grant date, a change in control of LendingTree and the director’s death or disability.
Our non-employee directors can elect to defer portions of their compensation from Board services pursuant to our nonqualified deferred compensation plan, which permits payment of portions of the directors’ cash or equity compensation until a specified time in the future.

27	LENDINGTREE 2020 Proxy Statement | Director Compensation

Each of our non-employee director’s total compensation in any calendar year is subject to a limit of $640,000, with the value of any equity-based compensation based on the aggregate grant date fair market value of the underlying awards. Any compensation that is deferred will be counted toward this total compensation limit in the calendar year in which the compensation is vested, and not in any later calendar year when it is paid to the non-employee director.
In addition to the compensation elements described above, our non-employee directors are entitled to reimbursement of reasonable expenses incurred in connection with their attendance of Board or committee meetings.
Director Stock Ownership Requirement
In order to align the financial interests of our non-employee directors with those of our stockholders, our Board adopted a stock ownership guideline for non-employee directors in April 2018. The guideline is minimum ownership of five times the annual cash retainer. Ownership includes shares beneficially owned, RSUs (whether vested or unvested, except RSUs subject to performance vesting conditions) and the in-the-money value of stock options (whether vested or unvested, except stock options subject to performance vesting conditions).
Non-employee directors are expected to accumulate the required ownership within five years of the later of the adoption of the policy or joining the Board. If a non-employee director becomes subject to a greater minimum ownership amount due to an increase in annual retainer, the director is expected to meet the higher minimum ownership amount within three years after such increase.
Director Compensation Table
The following table summarizes the fiscal 2019 compensation earned by each Board member, other than Mr. Lebda, whose compensation is described under “Executive Compensation Tables” on page 44 of this proxy statement. Mr. Lebda did not receive additional compensation for his services on the Board in fiscal 2019.
Director Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Steven Ozonian	130,000	95,232	44,644	269,876
Robin Henderson	70,000	95,232	44,644	209,876
Peter C. Horan (2)	73,792	95,232	44,644	213,668
Neal Dermer (2)	5,000	-	185,324	190,324
Saras Sarasvathy	60,000	95,232	44,644	199,876
Craig Troyer (2)	5,000	-	192,867	197,867
Thomas M. Davidson, Jr.	61,708	95,232	44,644	201,584
G. Kennedy Thompson	-	-	200,223	200,223
Gabe Dalporto	51,708	94,232	44,644	191,584
(1)
These amounts represent the dollar amounts of the aggregate grant date value, computed in accordance with FASB ASC Topic 718, Stock Compensation, of the RSUs and stock options granted to the directors during fiscal 2019. Generally, the grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. For additional information regarding the assumptions made in calculating these amounts, see Note 12 “Stock-Based Compensation” to our audited, consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 as filed with the SEC on February 27, 2020.  On June 12, 2019, (i) each of Messrs. Davidson, Horan, Ozonian and Dalporto and Mses. Henderson and Sarasvathy received a grant of 246 restricted stock units and a grant of stock options to purchase 232 shares of our common stock, (ii) Mr. Dermer received grants of stock options to purchase an aggregate of 968 shares of our common stock, (iii) Mr. Thompson received grants of stock options to purchase an aggregate of 1,047 shares of our common stock, and (iv) Mr. Troyer received grants of stock options to purchase an aggregate of 1,008 shares of our common stock. On June 12, 2019, the closing price of a share of our common stock on the Nasdaq Stock Market was $387.12. The per share exercise price for the stock options is $387.12. Subject to continued service, both the restricted stock units and the stock options will vest on the earliest of the date of our 2020 annual meeting of stockholders, June 12, 2020, a change in control of the Company and the applicable director’s death or disability. The stock options’ maximum term is ten years after the date of grant. Messrs. Dermer, Thompson and Troyer each elected to receive their annual cash fees (less $5,000 for Messrs. Dermer and Troyer which each of them elected to contribute to the LendingTree Political Action Committee) in the form of stock options.

(2)
Messrs. Horan, Dermer and Troyer resigned from the Board on April 16, 2020. The Compensation Committee exercised its discretion under our 2008 Stock and Annual Incentive Plan and accelerated Messrs. Horan, Dermer and Troyer’s restricted stock units and stock options upon the termination of their service.

Director Compensation | LENDINGTREE 2020 Proxy Statement	28

Outstanding Equity Awards for Directors at Fiscal Year-End 2019
The following table provides information on the outstanding equity awards held by our directors, other than Mr. Lebda, as of December 31, 2019.
Director Name	Aggregate Number of Options Outstanding at Fiscal Year End (#)	Aggregate Number of RSUs Outstanding at Fiscal Year End (#)
Steven Ozonian	3,797	246
Robin Henderson	1,917	246
Peter C. Horan	3,797	246
Neal Dermer	6,664	-
Saras Sarasvathy	1,935	246
Craig Troyer	6,560	-
Thomas M. Davidson, Jr.	950	246
G. Kennedy Thompson	3,045	-
Gabe Dalporto	3,994	265

29	LENDINGTREE 2020 Proxy Statement | Director Compensation

Proposal No. 2: Advisory Vote to Approve Executive Compensation

In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking stockholders to vote, on an advisory basis, to approve the executive compensation as reported in this proxy statement.
We strive to establish a compensation program that attracts, motivates, rewards and retains the senior management talent required to achieve our corporate objectives and to increase long-term stockholder value. We urge you to read the “Compensation Discussion and Analysis” section of this proxy statement, which explains our pay-for-performance compensation philosophy, and the “Executive Compensation Tables” section, which contains tables and a narrative discussion about the specific compensation of our NEOs. We believe that our compensation program, policies and practices demonstrate our commitment to our pay-for-performance philosophy and our goal of aligning our NEOs’ interests with those of our stockholders.
This proposal is advisory in nature and, therefore, is not binding upon our Board or our Compensation Committee. However, the Compensation Committee will, as it has done in the past, carefully evaluate the outcome of the vote when considering future executive compensation decisions.
✓	The Board recommends that you vote FOR approval of the advisory resolution to approve executive compensation.

Proposal No. 2 Advisory Vote to Approve Executive Compensation | LENDINGTREE 2020 Proxy Statement	30

Compensation Committee Report

Set forth below is the “Compensation Discussion and Analysis,” which is a discussion of our executive compensation program written from the perspective of how we view and administer such program. The guiding philosophy of our compensation program is pay-for-performance. As a result, the majority of the compensation of our NEOs is variable, at risk and tied to creation of long-term stockholder value in the form of equity awards.
Given our role in providing guidance on executive compensation program design, administering the program and making specific compensation decisions for our executive officers, we participated in the preparation of the “Compensation Discussion and Analysis” and reviewed and discussed its contents with management. Based on the review and discussions, we unanimously recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement, which is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, each as filed with the SEC.
The foregoing report was submitted by the Compensation Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Securities Exchange Act of 1934, and shall not be deemed incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Steven Ozonian (Chair)
G. Kennedy Thompson
Jennifer Witz

31	LENDINGTREE 2020 Proxy Statement | Compensation Committee Report

Compensation Discussion and Analysis

Compensation Discussion and Analysis | LENDINGTREE 2020 Proxy Statement	32

Executive Summary
INTRODUCTION
This compensation discussion and analysis section discusses the compensation policies and programs for our NEOs. Our NEOs for fiscal 2019 were:
Douglas Lebda Chairman & Chief Executive Officer	Neil Salvage President

J.D. Moriarty Chief Financial Officer	Jill Olmstead Chief Human Resources Officer

Sushil Sharma Chief Product Officer

This section also discusses our compensation committee’s role in designing and administering our compensation programs and policies and in making compensation decisions for our executive officers.
The goal of our compensation programs and policies is to align compensation delivery with performance for stockholders, measured both internally against budgets and externally through stock price. We believe this alignment was achieved in fiscal 2019.
OUR FISCAL 2019 PERFORMANCE
LendingTree’s financial performance for fiscal 2019 was strong, as we crossed over $1 billion in revenue, growing revenue by 45% through both organic growth and via acquisition as we entered the insurance industry.  Profitability remained solid as we delivered nearly $200 million in Adjusted EBITDA, the Company’s primary measure of profitability.
See Appendix A included in this proxy statement for information regarding non-GAAP financial measures, including a reconciliation of non-GAAP financial measures to GAAP financial measures.

33	LENDINGTREE 2020 Proxy Statement | Compensation Discussion and Analysis

EXECUTIVE COMPENSATION ALIGNS OFFICER PAY WITH PERFORMANCE
•
LendingTree achieved stellar five-year TSR that exceeded that of the broad market. Our annualized TSR from the beginning of fiscal 2015 through the end of fiscal 2019 was 44.4%, which is at the 100th percentile of LendingTree’s current peer group. For reference, the Russell 1000 index had annualized returns of 9.3% over the same period.

•
91% of the CEO’s fiscal 2019 total direct compensation was performance-based, with actual realized value based on operating goals or stock price performance. 50% of the CEO’s fiscal 2019 long-term incentive awards were performance options that require stock price appreciation of 41% before threshold-level awards are earned (33% of target), 81% before target-level awards are earned, and 121% before maximum-level awards are earned (167% of target). None of these performance options have been earned to date.

CEO Fiscal 2019

•
We set challenging financial goals as part of our fiscal 2019 Annual Incentive Program, including target adjusted EBITDA for purposes of our annual incentive program that required 40% growth over fiscal 2018 actual results. This represents 100th percentile growth relative to our current peers’ unadjusted EBITDA performance over the most recently disclosed fiscal year.

•
In fiscal 2019, we paid cash bonuses to the NEOs at 40% of target, which was below the formulaic earnout of 62.1% of target as determined by adjusted EBITDA performance for purposes of our annual incentive program versus goals. This downward adjustment was made to allow additional employee bonus funding and in light of the Company’s belief that its performance was strong but could have been stronger.

•	Our NEOs’ salaries and bonus targets have not been increased since fiscal 2017, despite continued strong performance.
•
The CEO’s fiscal 2019 total direct compensation decreased by 80% relative to fiscal 2018, which follows from our historical practice of granting multi-year equity awards, including in fiscal 2017. This multi-year program is addressed below under “Long-term Incentives” on page 40 of this proxy statement and described in detail in prior proxy statements and other disclosures.

•	The President’s and CFO’s fiscal 2019 total direct compensation decreased by 8% and 7%, respectively, relative to fiscal 2018, because their actual bonuses were 24% lower.
•	Total compensation for our NEOs other than our CEO is below the median of officers in comparable roles at our current peer group.
•
All of our NEOs’ ordinary course equity awards are subject to vesting over a three-to-five year period, which focuses our NEOs’ attention on delivering sustained long-term growth and profitability for LendingTree and therefore both retains their services and aligns their interests with stockholders.

Compensation Discussion and Analysis | LENDINGTREE 2020 Proxy Statement	34

2017 “SAY-ON-PAY” ADVISORY VOTE ON EXECUTIVE COMPENSATION
Our stockholders make an advisory vote on our executive compensation on a triennial basis. At our 2017 Annual Meeting of Stockholders, more than 95% of the votes cast in the “say-on-pay” advisory vote were “FOR” approval of our executive compensation, reflecting very strong stockholder support for our executive compensation program.
We value the opinions of our stockholders and seek their input as part of our regular stockholder outreach efforts. We would like to sustain the stockholder support for our NEO compensation and will continue to engage in regular discussions with our principal unaffiliated stockholders regarding their views on executive compensation matters. We will continue to consider stockholder feedback, input from our independent compensation consultant and the outcomes of future “say-on-pay” votes when assessing our executive compensation programs and policies and making compensation decisions for our NEOs.
Compensation Philosophy and Objectives
We want to attract, motivate and retain high-quality employees who reflect our values and will enable us to achieve our short- and long-term strategic goals. We operate in a high-growth environment where substantial competition exists for skilled employees. Our ability to attract, motivate and retain high-caliber individuals depends in large part on the compensation packages we offer. We believe that our executive compensation programs should reflect our financial and operating performance by aligning delivered pay with actual performance.
Our objective is to provide a target total compensation program that is competitive with similarly-sized US-based public companies in the industries with which we compete for executive talent. The committee reviews benchmark data for the individual and for the group as a whole but does not target a specific benchmark level for the NEO group.
Role of the Compensation Committee, Compensation Consultants and Executive Officers in Compensation Determinations
ROLE OF THE COMPENSATION COMMITTEE
The Compensation Committee is responsible for, among other things, evaluating and approving all compensation plans, policies and programs of LendingTree as they affect our executive officers. Specifically, the Compensation Committee reviews and approves:
•	the annual base salaries and annual or long-term incentive opportunities of our executive officers;
•	performance metrics for our incentive compensation programs and their respective weightings;
•	any employment agreements, severance arrangements or change-in-control agreements affecting the executive officers;
•	any special or supplemental compensation and benefits for executive officers; and
•	our compensation benchmarking process and the peer group we use for comparison purposes to ensure reasonableness and competitiveness of our compensation practices.
Further information regarding our Compensation Committee’s responsibilities are described under “Board of Directors Responsibilities and Structure” on page 13 of this proxy statement.
ROLE OF COMPENSATION CONSULTANTS
Under its charter, the Compensation Committee has the authority to retain independent compensation consultants to assist it in fulfilling its responsibilities. During fiscal 2019, the Compensation Committee engaged FW Cook as its independent compensation consultant. The executive compensation consulting services provided by FW Cook included:

35	LENDINGTREE 2020 Proxy Statement | Compensation Discussion and Analysis

•	supporting the Compensation Committee to ensure our executive compensation program is competitive and aligns the interests of our executives with those of our stockholders;
•	attending Compensation Committee meetings, including, at the Committee’s request, any executive sessions;
•	providing independent advice on current trends and best practices in executive compensation design and program alternatives;
•	advising on our compensation plans and practices to improve their effectiveness; and
•	assisting the Compensation Committee to determine our peer group as described below under “Peer Group” below.
During fiscal 2019, FW Cook reported directly to our Compensation Committee, and performed the services described above on behalf of the Compensation Committee while interacting with our management in the course of performing those services. The Compensation Committee has assessed the independence of FW Cook pursuant to Nasdaq and SEC rules and the committee’s charter, and concluded that FW Cook is independent and that no conflict of interest exists that would prevent FW Cook from independently representing the Compensation Committee.
ROLE OF MANAGEMENT IN COMPENSATION DECISIONS
The Compensation Committee also received support from certain executives in analyzing and establishing LendingTree’s compensation programs for fiscal 2019. Members of LendingTree’s management and staff, including the Chief Human Resources Officer, members of her staff and internal LendingTree counsel, attended a portion of each meeting of the Compensation Committee.
Mr. Lebda, our Chairman & CEO, provided recommendations to the committee regarding the cash and equity compensation of his executive staff  (including those who are NEOs), succession planning, organizational development and the use of incentive compensation to drive our growth and profitability. In determining compensation for other NEOs, the committee considered Mr. Lebda’s recommendations.
The Compensation Committee determined the compensation for Mr. Lebda after obtaining information and input from FW Cook and conferring with the Board without Mr. Lebda present.
In all cases, although the Compensation Committee received advice and recommendations, the committee is solely responsible for making the final decisions on compensation for the NEOs.
Peer Group
The Compensation Committee regularly evaluates the compensation of our NEOs against the compensation of the NEOs at comparable companies.
As discussed in previous proxy statements, prior to fiscal 2019, the external market context assembled by FW Cook was based on a 96-company sample consisting of all publicly traded companies with a GICS classification of Software & Services and Internet Retail and a market capitalization between 0.8 times and 10 times the Company’s market capitalization when the group was selected in spring 2017.
During fiscal 2019, the Compensation Committee worked with FW Cook to update the peer group companies used for benchmarking the executive compensation program. The committee applied the following objective criteria to select the peer group:
Criteria for Fiscal 2019 Peer Group	General Characteristics
Size	Market capitalization between 0.3x and 3x to LendingTree’s size (exception is Expedia).
Industry	Software and services, internet retail, consumer finance and/or research or consulting services, with focus on data analytics and consumer platforms.
Data availability	U.S.-based, publicly traded and stand-alone (no divisions or subsidiaries).

Compensation Discussion and Analysis | LENDINGTREE 2020 Proxy Statement	36

Using these criteria, FW Cook recommended, and the Compensation Committee approved, the following 19 companies as our peer group beginning in July 2019:
Blucora	Expedia Group	IAC	TripAdvisor
Cars.com	Fair Isaac	Match Group	Wayfair
CoreLogic	GoDaddy	RealPage	Yelp
CoStar Group	Groupon	Redfin	Zillow
Etsy	Grubhub	Shutterfly

At the time the peer group was selected, LendingTree’s current market cap was at the median of the peers’ average market caps for the most recent fiscal year.
The Compensation Committee believes pay data drawn from the companies in our peer group are valuable sources of data for assessing compensation levels for our NEOs, evaluating performance alignment and setting incentive compensation design.
Compensation Governance
We maintain the following compensation practices that reflect our pay-for-performance compensation philosophy.
What we do
✓	Tie the majority of NEOs’ compensation over time to equity awards, the ultimate value of which is driven by our overall performance and valuation.
✓	Grant performance-based equity incentive awards to our CEO with challenging performance hurdles.
✓	Retain the discretion to require any NEO who is granted equity awards to reimburse such equity compensation in accordance with any “clawback” policy we may adopt from time to time.
✓	Review NEO compensation annually, with the review conducted by our Compensation Committee that consists solely of independent directors.
✓	Retain an independent compensation consultant.
✓	Maintain stock ownership guidelines of 5x annual retainer for our independent directors.
What we don’t do
×	No excise tax gross-up.
×	No supplemental company-paid retirement benefits.
×	No repricing of stock options without stockholder approval.
×	No granting of discounted or reload stock options.
×	No guaranteed annual salary increases or bonuses.
×	No dividend or dividend equivalent on unearned incentive awards.

Components of Compensation
BASE SALARY
Base salary is the only fixed component of our executive compensation program. We view the primary purpose of base salary as attracting and retaining our highly qualified NEOs and providing them with a degree of certainty while having a significant portion of their overall pay “at risk” in the form of annual cash bonuses and equity awards, which have historically been granted on a multi-year basis.
Each February, the Compensation Committee reviews the base salaries of our NEOs to ensure they reflect each NEO’s role, responsibilities, experience and performance, while taking into account whether market-based adjustments are necessary.
The following table shows the annual base salary rate in effect at the end of fiscal 2017, 2018 and 2019 for each of our NEOs, none of whom received an increase in salary for fiscal 2018 or fiscal 2019.

37	LENDINGTREE 2020 Proxy Statement | Compensation Discussion and Analysis

Name	Fiscal 2017	Fiscal 2018	Fiscal 2019
Mr. Lebda	$750,000	$750,000	$750,000
Mr. Salvage	$450,000	$450,000	$450,000
Mr. Moriarty	$400,000	$400,000	$400,000
Ms. Olmstead	n/a1	$350,000[1]	$350,000
Mr. Sharma	n/a2	$300,000[2]	$300,000
1 Hired on October 1, 2018. Amount shown is the annualized base salary for fiscal 2018.
2 Hired on July 30, 2018. Amount shown is the annualized base salary for fiscal 2018.
ANNUAL CASH BONUSES
We believe that our NEOs, as leaders of our key business units and functions, have the ability to directly influence our performance. As a result, annual cash bonuses for our NEOs are directly tied to our performance. We measure our performance using adjusted EBITDA (“AEBITDA”), which excludes costs associated with long-term investments and is the primary financial metric by which we evaluate the performance of our businesses and determine our internal budgets. We believe AEBITDA growth will be correlated with positive growth in stockholder value. Since the costs of long-term investments are excluded from AEBITDA, measuring our performance using AEBITDA ensures there is no short-term disincentive for our management to invest in value-creating businesses.
For purposes of our annual incentive bonus program, we define AEBITDA as EBITDA excluding (1) non-cash compensation expense, (2) non-cash asset impairment charges, (3) gain/loss on disposal of assets, (4) restructuring and severance expenses, (5) litigation settlements and contingencies, (6) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), (7) bonus plan expense, (8) certain Committee excluded costs associated with long-term investments in the Insurance and Auto products and (9) one-time items. EBITDA is defined as our reported net income (loss) before interest expense, provision for income taxes, depreciation and amortization.
Our executive officers, including the NEOs, participate in our annual bonus plan. For fiscal 2019, each participant in the plan is eligible to earn an annual cash bonus with a target amount equal to a specified percentage of his or her base salary. The bonus pool available for payments to participants is equal to the sum of the individual target amounts, adjusted upward or downward by up to +/- 30 target percentage points in the manner set forth below based on our AEBITDA performance for the year for purposes of our annual incentive program as well as additional strategic considerations, as further described by the multi-step process set forth in the sections below:
Bonus funding structure is established. The size of our bonus pool under our annual bonus plan is dependent on our AEBITDA for the year for purposes of our annual incentive program as compared to the threshold, target and maximum performance goals based on our fiscal 2019 budget and approved by our Board. Our Compensation Committee has the authority to modify the AEBITDA goals for purposes of our annual incentive program based on corporate acquisitions and dispositions that occur during the year. Our fiscal 2019 baseline funding schedule is shown in the table below (there is linear interpolation between each point shown). In the course of setting our funding curve for fiscal 2019, we considered the rigor of our performance goals and the difficulty of setting performance goals in a high growth business such as ours.

Compensation Discussion and Analysis | LENDINGTREE 2020 Proxy Statement	38

	Fiscal 2019 AEBITDA Performance (% Target)	Baseline Bonus Pool Funding (% Target)
Maximum	125.0%	200.0%
	120.0%	180.0%
	115.0%	160.0%
	110.0%	140.0%
	105.0%	120.0%
	102.5%	100.0%
Target	100.0%	100.0%
	97.5%	100.0%
	95.0%	90.0%
	92.5%	70.0%
	90.0%	50.0%
	88.0%	40.0%
	86.0%	30.0%
	84.0%	20.0%
	82.0%	10.0%
Threshold	80.0%	0%
Once the baseline funding has been determined, the Compensation Committee may adjust the actual pool by up to +/-30 percentage points (as a percent of target) using qualitative assessment of the company’s strategic performance and other strategic considerations.
Performance is measured and bonus pool is funded. Our annual cash bonus pool is funded in two steps. Under the first step, the baseline bonus pool is funded in a formulaic manner based on our actual AEBITDA for purposes of our annual incentive program, as compared to the target amount for the year.
Under the second step, our Compensation Committee may, after undertaking a qualitative assessment of our strategic performance for the year as well as other strategic considerations, adjust the bonus pool funding upwards or downwards by up to 30% of target, although in no event may the bonus pool fund at more than 200% of target.
During fiscal 2019, our actual AEBITDA for purposes of our annual incentive bonus program was $212.2 million, or 91.5% of the goal, resulting in a formulaic baseline funding percentage of 62.1% of target. Pursuant to the plan’s rules, the Committee excluded certain costs associated with long-term investments in the Insurance and Auto products.
For fiscal 2019, our Compensation Committee then exercised its ability to apply negative discretion to the actual funded pool, such that it was reduced from the formulaic 62.1% to 40.0% of target for NEOs. This reduction was made in light of certain strategic considerations, in particular the desire to fund non-executive bonuses at a higher level than they would have on a formulaic basis (i.e., NEO bonus awards were reduced below the amount funded by the incentive formula in order to fund higher awards in other parts of the Company without creating additional costs for stockholders). This application of downward discretion on an already below-target baseline pool illustrates the rigor with which our Compensation Committee sets goals and oversees performance under the incentive programs, as well as our commitment to pay for performance and to LendingTree’s employees.
Individual bonuses are determined. Once funding for our annual bonus pool has been determined, our Compensation Committee may exercise further discretion to increase or decrease the amount of actual annual bonus payable to an individual participant, including our NEOs, provided that the actual annual bonus payable to a participant may not exceed 200% of the participant’s target amount and the aggregate sum of individual bonuses may not result in an increase in the overall funding of the bonus pool. We believe capping our NEOs’ annual cash bonuses at 200% of their target amount rewards our NEOs’ short-term performance while discourages excessive risk taking.
In fiscal 2019, the Compensation Committee did not make any individual adjustments to NEO bonuses, so bonuses for all NEOs funded at 40% of target while the overall bonus pool for the Company funded at 62.1%.

39	LENDINGTREE 2020 Proxy Statement | Compensation Discussion and Analysis

The fiscal 2019 bonus payouts for each of our NEOs were as follows:
Name	Salary ($)	Target Bonus as a Percent of Salary (%)	Target Bonus ($)	Actual Bonus as a Percent of Target Bonus (%)	Actual Bonus ($)
Mr. Lebda	$750,000	125%	$937,500	40%	$375,000
Mr. Salvage	$450,000	100%	$450,000	40%	$180,000
Mr. Moriarty	$400,000	75%	$300,000	40%	$120,000
Ms. Olmstead	$350,000	60%	$210,000	40%	$85,000
Mr. Sharma	$300,000	50%	$150,000	40%	$60,000
LONG-TERM INCENTIVES
The largest component over time of our NEOs’ direct compensation is long-term incentives that provide alignment with our stockholders in the form of equity participation. The primary purpose of granting equity awards is to link our NEOs’ financial success to that of our stockholders, with the value of the equity awards increasing only as our stock price increases, and to promote long-term value creation.
Fiscal 2017 and Fiscal 2018 Awards. In recent years, LendingTree has primarily granted multi-year equity compensation awards to our NEOs with the intention of retaining them and providing them with a truly long-term focus. A summary of all equity awards granted to our NEOs in fiscal 2017 and fiscal 2018 is provided below, including multi-year awards for all NEOs. Only Mr. Lebda was granted equity awards that the Company characterizes as annual awards.
Mr. Lebda entered into a new employment agreement on September 20, 2017, which specified the terms of his fiscal 2017 and fiscal 2018 initial retention equity awards and certain terms of his subsequent fiscal 2018, fiscal 2019 and fiscal 2020 annual awards.  Mr. Lebda’s initial equity awards were broken up into multiple awards in 2017 and January 2018 in order to comply with limits imposed by the Fifth Amended and Restated 2008 Stock and Annual Incentive Plan. Mr. Salvage entered into a new employment agreement on January 2, 2018, which covered his multi-year awards. Mr. Moriarty joined the company in June 2017, was promoted to CFO and provided an employment agreement in August 2017, and was provided an amended employment agreement in October 2017; the terms of his equity awards were set at those times.

Compensation Discussion and Analysis | LENDINGTREE 2020 Proxy Statement	40

Name	Award Date	Award Type	Equity Vehicle	Disclosure Detail
Mr. Lebda	7/26/2017	Initial Retention Award	Performance Option	4/27/2018 proxy, 10/26/2017 10-Q
	1/2/2018	Initial Retention Award	Performance Option	4/27/2018 proxy, 10/26/2017 10-Q
	1/2/2018	Initial Retention Award	Performance RSA	4/26/2019 proxy, 10/26/2017 10-Q
	1/2/2018	Initial Retention Award	Time-Vested RSA	4/26/2019 proxy, 10/26/2017 10-Q
	2/16/2018	Annual Award	Performance Option	4/26/2019 proxy, 10/26/2017 10-Q
	2/16/2018	Annual Award	Time-Vested RSA	4/26/2019 proxy, 10/26/2017 10-Q
Mr. Salvage	10/22/2017	Multi-year Award	Time-Vested Stock Option	4/27/2018 proxy, 4/27/2018 10-Q
	10/22/2017	Multi-year Award	Time-Vested RSU	4/27/2018 proxy, 4/27/2018 10-Q
Mr. Moriarty	6/5/2017	Inducement Award	Time-Vested Stock Option	4/27/2018 proxy, 4/27/2018 10-Q
	6/5/2017	Inducement Award	Time-Vested RSU	4/27/2018 proxy, 4/27/2018 10-Q
	8/30/2017	Promotion Award	Time-Vested Stock Option	4/27/2018 proxy, 4/27/2018 10-Q
	8/30/2017	Promotion Award	Time-Vested RSU	4/27/2018 proxy, 4/27/2018 10-Q
	10/22/2017	Multi-year Award	Time-Vested Stock Option	4/27/2018 proxy, 4/27/2018 10-Q
	10/22/2017	Multi-year Award	Time-Vested RSU	4/27/2018 proxy, 4/27/2018 10-Q
Ms. Olmstead	10/1/2018	Inducement Award	Time-Vested Stock Option	5/3/2019 Form 3
	10/1/2018	Inducement Award	Time-Vested RSU	5/3/2019 Form 3
	10/1/2018	Multi-year Award	Time-Vested Stock Option	5/3/2019 Form 3
	10/1/2018	Multi-year Award	Time-Vested RSU	5/3/2019 Form 3
Mr. Sharma	7/30/2018	Buy-out Award	Time-Vested RSU	5/3/2019 Form 3
	7/30/2018	Multi-year Award	Time-Vested Stock Option	5/3/2019 Form 3
	7/30/2018	Multi-year Award	Time-Vested RSU	5/3/2019 Form 3

Fiscal 2019 Awards for the CEO. Mr. Lebda’s employment agreement provides for annual equity awards in fiscal 2019. The grant value of $7,474,402 and general terms of his fiscal 2019 annual award are generally consistent with his fiscal 2018 award and structured to be exceptionally performance-based and oriented towards long-term retention and value creation as follows:
•
Time-vested options were granted as 50% of total grant value, with the exercise price set to our closing stock price on the date of grant ($308.96). The options vest in four equal annual installments subject to Mr. Lebda’s continued service as an employee, Board member or consultant. Options have a 10-year life and vested options have a post-termination exercise period of 12 months.

•
Performance options were also granted as 50% of total grant value with the exercise price set equal to our closing stock price on the date of grant ($308.96). Options are earned upon achievement of rigorous stock price hurdles, which are described below, with achievement measured using the volume weighted average closing price (“VWAP”) for the final 30 trading days in each fiscal quarter commencing with the second fiscal quarter of 2019 through the first fiscal quarter of 2023. Incremental awards may be earned upon each quarterly measurement date; the calculation shall be based on the amount earned through fiscal quarter end, less amounts already earned in prior quarters. All performance options earned for stock price growth remain subject to time vesting until the last day of the fiscal quarter in which the 4th anniversary of the grant occurs (i.e., earned options cliff vest after four years). Vesting continues if Mr. Lebda continues to provide services to the Company as employee, Board member or consultant. Options have a 10-year life and vested options have a post-termination exercise period of 12 months.

41	LENDINGTREE 2020 Proxy Statement | Compensation Discussion and Analysis

	Stock price Increase from
	Grant Price of $308.96		Stock price	Earnout
	Cumulative	4-Yr. CAGR	Hurdle	(% Target)

Maximum	121%	22%	$682.80	167%
	101%	19%	$621.01	134%
Target	81%	16%	$559.22	100%
	61%	13%	$497.43	67%
Threshold	41%	9%	$435.63	33%
	<41%	<9%	<$435.63	0%
Note: linear interpolation between points shown.
Fiscal 2019 Awards for Other NEOs. None of our other NEOs were granted equity awards in fiscal 2019, consistent with our historical practice of granting multi-year equity awards.
Earnout of CEO’s Performance Equity to Date. As of December 30, 2019, Mr. Lebda’s initial retention awards had been earned at 111% of target and none of his subsequent fiscal 2018 or fiscal 2019 annual equity awards had been earned. None of the earned awards have vested, as the initial retention awards and the annual equity awards vest 100% after five and four years, respectively. This reinforces the long-term orientation of the awards.
CEO Performance Award Tracking as of 12/30/19
				30-Day	Earned To-Date		End of Performance Period
	Grant	Target	Base	VWAP %
Award Type	Date	Awards	Price	Incr. (Max)	% Target	Shares

Initial (Part I: Options)	7/26/2017	402,694	$183.80	+117%	111%	446,893	9/30/2022
Initial (Part II: Options)	1/2/2018	31,336	$183.80	+117%	111%	34,776	9/30/2022
Initial (Part II: PSAs)	1/2/2018	26,674	$183.80	+117%	111%	29,601	9/30/2022
Annual (Options)	2/16/2018	13,163	$378.95	+5%	0%	0	3/31/2022
Annual (Options)	2/14/2019	16,247	$308.96	+29%	0%	0	3/31/2023

Total		490,114			104%	511,270
EMPLOYEE BENEFITS
We provide group life insurance, health and dental care insurance, long-term insurance, long-term disability insurance, 401(k) plan matching contributions and similar benefits to all employees, including our NEOs. These benefits do not discriminate in scope, terms or operations in favor of the NEOs.
We maintain a nonqualified deferred compensation plan pursuant to which selected highly compensated employees, including our NEOs, may defer portions of their compensation and we may make discretionary contributions to participant accounts. During fiscal 2019, none of our NEOs participated under our nonqualified deferred compensation plan.
Our NEOs have each entered into an employment (or offer letter) agreement with us, providing them with specified severance payments and benefits upon an involuntary termination of their employment or in connection with an involuntary termination of their employment within 12 months of a change in control. For these purposes, an involuntary termination includes a termination by the NEO for a specified good reason.

Compensation Discussion and Analysis | LENDINGTREE 2020 Proxy Statement	42

Receipt of these severance payments and benefits, which are described further under “Potential Payments Upon Termination of Employment or Change in Control” on page 49, is conditioned on the NEO providing a release of claims.
Our Compensation Policies and Practices
PROHIBITION AGAINST HEDGING
Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including financial installments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit an employee to continue to own our securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the employee may no longer have the same objectives as our stockholders. We do not permit our NEOs to engage in any transactions that would constitute hedging.
PLEDGING POLICY
We maintain a policy whereby our directors and officers are prohibited from holding our securities of LendingTree in a margin account or pledging such securities as collateral for a loan. An exception to this prohibition may be made if any covered person wishing to enter into such an arrangement first submits the proposed transaction, all agreements therefor and a written explanation of the purpose of the proposed transaction to our Legal Department. Our Legal Department may approve or disapprove such proposed transaction in its sole discretion.
Risk Assessment of Compensation Programs
During fiscal 2019, the Compensation Committee reviewed our compensation programs for executives as well as our compensation policies and practices for all employees, to evaluate whether the policies or practices present an environment that would facilitate excessive risks or behaviors. The committee believes that our programs, policies and practices, are not reasonably likely to have a material adverse effect on our company. The committee believes that the structure and design of the program do not create incentives to take on too much risk, that there are not incentives to take undue risks that exist in the broad-based incentive programs below the executive level, and that we have policies in place to mitigate risk-taking and support a long-term orientation. These conclusions are supported by the combination of controls and considerations used in our compensation program, including the annual review of the program, blend of short-term, long-term and incentive-based compensation and the use of performance-based targets and evaluations.
Tax and Accounting Implications of Our Compensation Policies
Section 162(m) of the Internal Revenue Code limits the amount of compensation paid to certain of our NEOs that may be deducted by us for federal income tax purposes in any fiscal year to $1 million. While the Compensation Committee considers the tax deductibility of compensation as one factor in determining executive compensation, the Compensation Committee retains the discretion to award compensation that is not tax deductible if it believes it is in the best interests of LendingTree and our stockholders.
The Compensation Committee also considers the financial accounting treatment of our compensation practices, though, consistent with prior fiscal years, such consideration was not a material consideration in the compensation awarded to our NEOs during fiscal 2019.

43	LENDINGTREE 2020 Proxy Statement | Compensation Discussion and Analysis

Executive Compensation Tables
Fiscal 2019 Summary Compensation Table
The following table shows compensation earned by or granted to our NEOs during the last three fiscal years, as calculated under SEC rules.
Name and Principal Position	Fiscal Year (1)	Salary ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Douglas Lebda	2019	750,000	-	7,474,402	375,000	423,586	9,022,988
Chairman and	2018	750,000	27,569,894	13,207,201	491,089	300,054	42,318,238
Chief Executive Officer	2017	639,231	-	57,363,760	1,014,095	573,916	59,591,002

Neil Salvage	2019	450,000	-	-	180,000	175,841	805,841
President	2018	450,000	-	-	235,723	106,969	792,692
	2017	416,154	5,666,685	5,667,687	561,652	34,758	12,346,936

J.D. Moriarty	2019	400,000	-	-	120,000	76,439	596,439
Chief Financial Officer	2018	400,000	-	-	157,149	44,555	601,704
	2017	220,577	5,000,152	4,970,837	214,992	23,627	10,430,185

Jill Olmstead Chief Human	2019	350,000	-	-	85,000	28,636	463,636
Resources Officer

Sushil Sharma	2019	300,000	-	-	60,000	9,280	369,280
Chief Product Officer

(1)
Ms. Olmstead and Mr. Sharma joined LendingTree in October 2018 and July 2018, respectively, and each became one of our NEOs for the first time for fiscal 2019.  Thus, under the SEC’s rules, we are not required to report their compensation for any year before fiscal 2019.

(2)
Reflects the dollar amounts of the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation, of the stock awards and option awards granted to the NEO for the years shown. Generally, the grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. For additional information regarding the assumptions made in calculating these amounts, see Note 12 “Stock-Based Compensation” to our audited, consolidated financial statements included in our Annual Report on Form 10-K which was filed with the SEC on February 27, 2020. The multi-year nature of some of these awards is discussed above under “Long-Term Incentives” on page 40.  The vesting terms of these equity awards are described in the table below under “Outstanding Equity Awards at Fiscal 2019 Year-End” on page 47 and footnotes to such table. The table does not include grants to family members or spouses of the NEOs. For a description of shares beneficially owned by the NEOs, please refer to “Stock Ownership Information” on page 56 below.

(3)
Reflects the amounts earned for achievement of performance objectives under the annual cash incentive programs. Information regarding our fiscal 2019 annual cash incentive program is described in the section above entitled “Annual Cash Bonuses,” on page 38.

(4)	The detailed figures for fiscal 2019 for this column are shown in the table below.

	Year	Matching Contributions made by LendingTree to 401(k)(a)	Country Club Expenses(b)	Tax Gross Up(d)	Remote Communication Expenses/Cellphone(a)	Personal Use of Company Aircraft(c)	Legal Fees	Other
Douglas Lebda	2019	$8,400	$108	$—	$2,355	$412,723	$—	$—
	2018	$8,250	$5,768	$—	$5,022	$281,014	$—	$—
	2017	$7,950	$4,837	$83,545	$7,917	$199,667	$100,000	$170,000
Neil Salvage	2019	$8,400	$766	$—	$960	$165,715	$—	$—
	2018	$8,250	$395	$—	$960	$97,364	$—	$—
	2017	$10,567	$942	$—	$960	$22,289	$—	$—
J.D. Moriarty	2019	$1,385	$—	$—	$960	$74,094	$—	$—

Executive Compensation Tables | LENDINGTREE 2020 Proxy Statement	44

	2018	$1,385	$—	$—	$960	$42,210	$—	$—
	2017	$3,147	$—	$—	$480	$—	$20,000	$—
Jill Olmstead	2019	$6,038	$—	$—	$880	$21,718	$—	$—
Sushil Sharma	2019	$8,400	$—	$—	$880	$—	$—	$—

(a)	All of the NEOs received matching contributions under LendingTree’s 401(k) plan and reimbursement for certain communication expenses.
(b)	Messrs. Lebda and Salvage received reimbursement for a portion of monthly country club dues in connection with their use of the country club for business purposes.
(c)	Messrs. Lebda, Salvage and Moriarty and Ms. Olmstead utilized aircraft provided by LendingTree for personal use.
(d)
LendingTree provided Mr. Lebda a tax gross up of $83,545 in 2017 in respect of fees paid by LendingTree on behalf of Mr. Lebda in connection with Hart-Scott-Rodino Act filings.  LendingTree did not provide any of the NEOs with any excise tax gross ups during 2017, 2018 and 2019.

45	LENDINGTREE 2020 Proxy Statement | Executive Compensation Tables

Grants of Plan-Based Awards During Fiscal 2019
The following table provides information on cash-based and equity-based awards granted in fiscal 2019 to the NEOs.
Name	Grant Date(2)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Douglas Lebda		0	937,500	1,875,000
	2/14/2019				5,362	16,247	27,132			308.96	3,749,970
	2/14/2019								23,137	308.96	3,724,432
											7,474,402
Neil Salvage		0	450,000	900,000
J.D. Moriarty		0	300,000	600,000
Jill Olmstead		0	210,000	420,000
Sushil Sharma		0	150,000	300,000

(1)
During fiscal 2019, each NEO was eligible to receive an annual incentive bonus ranging between 0% to 200% of the target amount. Our annual cash incentive program is more fully described above on page 38.

(2)	Equity awards were granted under our 2008 Stock and Annual Incentive Plan. Vesting of the equity awards is described in the table below under “Outstanding Equity Awards at Fiscal 2019 Year-End”.
(3)
Represents the grant date fair value of the respective awards of stock options and RSUs, computed in accordance with FASB ASC Topic 718. Assumptions used to calculate these amounts are described in Note 12 “Stock-Based Compensation,” to our annual consolidated financial statements for the year ended December 31, 2019, which are included in our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February 27, 2020.

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Outstanding Equity Awards at Fiscal 2019 Year-End
The following table provides information regarding equity awards held by our NEOs as of December 31, 2019.
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)
Douglas Lebda	51,290			5.35	4/8/2021
	51,289			5.89	4/8/2021
	51,289			6.42	4/8/2021
	150,000			7.43	3/1/2022
	54,103			23.80	5/7/2024
	200,000			26.59	8/6/2024
	5,973			69.94	2/24/2026
		446,893	225,606	183.80	7/26/2027
		34,776	17,556	340.25	1/2/2028
			21,982	378.95	2/16/2028
		23,137		308.96	2/14/2029
			27,132	308.96	2/14/2029
						9,896	3,002,842
						44,545	13,516,735
						47,608	14,446,172
Neil Salvage	5,000			26.59	8/6/2024
	933			69.94	2/24/2026
	9,426			106.10	11/28/2026
	24,910	24,911		223.90	10/22/2027
						12,655	3,840,033
J.D. Moriarty	12,159	6,081		163.50	6/5/2027
	12,956	6,479		231.55	8/30/2027
		10,416		223.90	10/22/2027
						7,136	2,165,348
						361	109,542
						5,583	1,694,106
Jill Olmstead	964	11,557		218.33	10/1/2028
		3,824		218.33	10/1/2028
						6,184	1,876,473
						2,062	625,693
Sushil Sharma		5,065		229.15	7/30/2028
						10,910	3,310,530
						2,619	794,709

(1)
The market value of the unvested RSUs and RSAs is calculated by multiplying the respective number of shares or units of stock by the closing market price of $303.44 for a share of our common stock as of December 31, 2019.

47	LENDINGTREE 2020 Proxy Statement | Executive Compensation Tables

Option Exercises and Stock Vested During Fiscal 2019
The following table shows information regarding (i) stock options exercised during fiscal 2019 by the NEOs, including the total number of shares acquired upon exercise and the aggregate value realized before payment of applicable withholding tax and brokerage commissions and (ii) the value received from the vesting of restricted stock units and restricted stock in fiscal 2019 for the NEOs.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Douglas Lebda	-	-	23,804	8,221,604
Neil Salvage	37,548	13,493,673	6,327	2,011,100
J.D. Moriarty	-	-	7,496	2,825,723
Jill Olmstead	-	-	515	164,259
Sushil Sharma	1,688	148,143	11,783	3,538,275

For option awards, the value realized equals the aggregate fair market value of the common stock acquired on the date of exercise of the options minus the aggregate exercise price. For stock awards, the value realized equals the aggregate fair market value of our common stock based on the closing price of our shares on the applicable date of vesting.
Pension Benefits
We do not maintain any defined benefit pension plans for our NEOs.
Non-Qualified Deferred Compensation
None of our NEOs participate in our deferred compensation plan.

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Potential Payments Upon Termination of Employment or Change in Control
PAYMENTS MADE UPON RESIGNATION OR TERMINATION FOR CAUSE, DEATH OR DISABILITY
If an NEO resigns or his/her employment is terminated by us for cause, the NEO will be entitled only to any accrued and unpaid salary and vested benefits and no severance.
Upon termination of his employment due to death or disability, Mr. Lebda is entitled to additional base salary payments through the end of the month in which such termination occurs.
In addition, equity awards held by the NEOs will become fully vested upon termination of employment due to death or disability.
PAYMENTS MADE UPON INVOLUNTARY TERMINATION BY LENDINGTREE WITHOUT CAUSE OR FOR GOOD REASON BY NEO OR A CHANGE IN CONTROL OF LENDINGTREE
If an NEO who is party to an employment (or offer letter) agreement is involuntarily terminated either without cause by us (or by the NEO due to a specified good reason), such NEO may be entitled to severance benefits, as set forth in the table below.
Receipt of severance benefits is conditioned on the NEO providing a release of claims, compliance with customary confidentiality and inventions assignment covenants and, in Mr. Lebda’s case, compliance with non-competition and customer and employee non-solicitation restrictions during employment and for twenty-four months thereafter (or twelve months if the termination is in connection with a change in control) and, in the other NEOs’ case, compliance with non-competition and customer non-solicitation restrictions during employment and for twenty-four months thereafter, employee non-solicitation restrictions during employment and for eighteen months thereafter and contractor, lender, supplier and vendor non-solicitation restrictions during employment and for twelve months thereafter.
HYPOTHETICAL POTENTIAL PAYMENT ESTIMATES
The table below provides estimates for compensation payable to each NEO under hypothetical termination of employment and change in control scenarios under our compensatory arrangements other than nondiscriminatory arrangements generally available to salaried employees. If any such NEO resigns without “Good Reason” or is terminated by us for “Cause” (as defined for each NEO in the table below), such NEO will be entitled only to any accrued and unpaid salary and vested benefits and no severance benefits.
The amounts shown in the table are estimates and assume the hypothetical involuntary termination or change in control occurred on December 31, 2019, the last day of fiscal 2019, applying the provisions of the contractual agreements that were in effect as of such date. Due to the number of factors and assumptions that can affect the nature and amount of any benefits provided upon the events discussed below, any amounts paid or distributed upon an actual event may (and likely will) differ.
For purposes of the hypothetical payment estimates shown in the table below, some of the other important assumptions were:
•	annual base salary as of December 31, 2019;
•	severance benefits as provided under the NEO’s employment agreement or change in control letter;
•	cash out of all unvested equity compensation awards (for which vesting is accelerated on December 31, 2019) at their intrinsic value on December 31, 2019;
•	December 31, 2019 per share closing price of $303.44 (last trading day of fiscal 2019);
•	no severance benefits are offset by mitigation; and
•	NEOs comply with all conditions to obtaining severance benefits including providing release of claims.

49	LENDINGTREE 2020 Proxy Statement | Executive Compensation Tables

Name	Change in Control Without Involuntary Termination (1)	Involuntary Termination (Without Cause or for Good Reason) Outside of Change in Control (2)(3)	Involuntary Termination (Without Cause or for Good Reason) Within 12 Months of a Change in Control (1)(2)(3)	Death or Disability (4)
Douglas Lebda
Cash Severance	$—	$2,625,000	$4,312,500	$—
Continuation of Health Insurance Benefits	—	21,794	21,794	—
Acceleration of Vesting of Equity Awards	79,897,522	76,894,680	79,897,522	79,897,522
Total	$79,897,522	$79,541,474	$84,231,816	$79,897,522
Neil Salvage
Cash Severance	$—	$450,000	$2,250,000	$—
Continuation of Health Insurance Benefits	—	19,781	19,781	—
Acceleration of Vesting of Equity Awards	5,821,454	—	5,821,454	3,840,033
Total	$5,821,454	$469,781	$8,091,235	$3,840,033
J.D. Moriarty
Cash Severance	$—	$400,000	$1,700,000	$—
Continuation of Health Insurance Benefits	—	20,788	20,788	—
Acceleration of Vesting of Equity Awards	6,114,234	3,591,640	6,114,234	3,968,995
Total	$6,114,234	$4,012,428	$7,835,022	$3,968,995
Jill Olmstead
Cash Severance	$—	$350,000	$1,330,000	$—
Continuation of Health Insurance Benefits	—	18,726	18,726	—
Acceleration of Vesting of Equity Awards	3,811,243	761,782	3,811,243	2,502,166
Total	$3,811,243	$1,130,508	$5,159,969	$2,502,166
Sushil Sharma
Cash Severance	$—	$300,000	$1,050,000	$—
Continuation of Health Insurance Benefits	—	21,184	21,184	—
Acceleration of Vesting of Equity Awards	4,481,519	3,700,835	4,481,519	4,105,240
Total	$4,481,519	$4,022,019	$5,552,703	$4,105,240

(1)
For Mr. Lebda, a “Change of Control” results when: (i) any person or entity, other than Mr. Lebda or persons or entities having beneficial ownership of securities of LendingTree also beneficially owned by Mr. Lebda, becomes a beneficial owner, directly or indirectly, of securities of LendingTree representing fifty percent or more of the total voting power of all of LendingTree’s then outstanding voting securities, excluding such event occurring via the acquisition by such person or entity of beneficial ownership of securities from, or via the sharing of beneficial ownership with, Mr. Lebda’s beneficially-owned entities, (ii) a merger or consolidation of LendingTree in which LendingTree’s voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, or (iii) a sale of all or substantially all of the assets of LendingTree or a liquidation or dissolution of LendingTree.

For Messrs. Salvage, Moriarty, and Sharma and Ms. Olmstead, a “Change of Control” means: (i) a transaction in which any person or entity who is not a controlling stockholder becomes a beneficial owner, directly or indirectly, of securities of LendingTree representing fifty percent or more of the total voting power of all of LendingTree’s then outstanding voting securities, (ii) a merger or consolidation of LendingTree in which LendingTree’s voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, or (iii) a sale of all or substantially all of the assets of LendingTree or a liquidation or dissolution of LendingTree.
(2)
For Mr. Lebda, “Cause” means: (a) the plea of guilty or nolo contendere to, or conviction for, a felony offense, provided that (i) after indictment, LendingTree may suspend Mr. Lebda from the rendition of services, but without limiting or modifying in any other way LendingTree’s obligations to Mr. Lebda under his employment agreement, and (ii) Mr. Lebda’s employment will be immediately reinstated if the indictment is dismissed or otherwise dropped and there is not otherwise grounds to terminate his employment for Cause; (b) a material breach by Mr. Lebda of a fiduciary duty owed to LendingTree; (c) a material breach by Mr. Lebda of any of the restrictive covenants made by him in his employment agreement; or (d) the willful or gross neglect by Mr. Lebda of the material duties required by his employment agreement.

For Messrs. Salvage, Moriarty, and Sharma and Ms. Olmstead, “Cause” is defined as: fraud, dishonesty, theft, embezzlement; misconduct by the NEO that is (or could reasonably be expected to be) injurious to LendingTree or any of its affiliates; conviction of, or entry of a plea of guilty or nolo contendere to, a crime that constitutes a felony or crime involving moral turpitude; competition with LendingTree or any of its affiliates; unauthorized use of any trade secrets or confidential information of LendingTree or any of its affiliates; a material violation of any policy, code, or standard of ethics applicable to the NEO; a material breach of the NEO’s fiduciary duties; excessive and unexcused absenteeism unrelated to a disability; following written notice and a reasonable opportunity to cure, gross neglect (or in Mr. Sharma’s case, neglect) by the NEO of the duties assigned to the NEO; the NEO’s failure or refusal to cooperate in any investigation involving LendingTree; or, in Mr. Sharma’s case, unsatisfactory performance as defined in his employment agreement.
(3)
For Mr. Lebda, “Good Reason” means the occurrence of any of the following without Mr. Lebda’s written consent: (i) a material adverse change in his title at LendingTree, duties for LendingTree, operational authorities or reporting responsibilities as they relate to his position as Chairman and Chief Executive Officer of LendingTree from those

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in effect immediately following the date of his agreement, excluding for this purpose any such change that is an isolated and inadvertent action not taken in bad faith and that is remedied by LendingTree promptly after receipt of notice thereof given by Mr. Lebda (and it will be considered a material adverse change if immediately following a Change of Control Mr. Lebda is not the chief executive officer of the ultimate parent entity of the combined or surviving entity resulting from such Change of Control), (ii) a material reduction in his annual base salary, (iii) a relocation of his principal place of business more than 25 miles from the Charlotte, North Carolina metropolitan area, or (iv) a material breach by LendingTree of his agreement, excluding for this purpose any such action that is an isolated and inadvertent action not taken in bad faith and that is remedied by LendingTree promptly after receipt of notice thereof given by Mr. Lebda.

For Messrs. Salvage, Moriarty, and Sharma and Ms. Olmstead, “Good Reason” is generally defined as the occurrence of any of the following without the NEO’s written consent: material adverse change in the office to which the NEO reports, subject to specified conditions; material reduction in the NEO’s annual base salary; or relocation of the NEO’s principal place of business more than fifty miles from the location specified in the NEO’s employment agreement.
(4)
For Mr. Lebda, “Disability” means a condition, resulting from bodily injury or disease, that renders, and for a six consecutive month period has rendered, him unable to perform substantially the duties pertaining to his employment with LendingTree. A return to work of less than 14 consecutive days would not be considered an interruption in his six consecutive months of disability. Disability will be determined by LendingTree on the basis of medical evidence satisfactory to LendingTree.

For Messrs. Salvage, Moriarty, and Sharma and Ms. Olmstead, “Disability” means a medical condition, whether physical or mental, that renders, and for a six consecutive month period, the NEO unable to perform the essential functions of the NEO’s position, with or without reasonable accommodation. A return to work of less than 14 consecutive days would not be considered an interruption in the NEO’s six consecutive months of disability. Disability will be determined by LendingTree on the basis of medical evidence satisfactory to LendingTree.
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO, Mr. Douglas Lebda. The CEO pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below.
To identify the median employee in fiscal 2019, we determined the pay ratio employee population to be persons employed by LendingTree and its subsidiaries on a full-time, part-time, seasonal or temporary basis as of December 1, 2019, including those from our acquisitions in fiscal 2019. We did not include contractors or leased workers who provide services but are not employed, and whose compensation is determined by an unaffiliated third party. As a result, we determined that our pay ratio employee population is 1,114 employees.
In calculating the compensation for the pay ratio employee population, we utilized annual compensation, overtime paid, commissions paid, annual cash incentive, annual equity grants, 401(k) matching and allowances. We included annual equity grants because we grant equity to a large percentage of our employee population and therefore believe it is applicable to the CEO pay ratio. We annualized the compensation for permanent employees who were hired between January 1, 2019 and December 31, 2019.
Using this measure, we identified a “median employee” who had an annual total compensation in fiscal 2019 of $96,957 as determined under the same rules used to determine Mr. Lebda’s total compensation for fiscal 2019. The annual compensation in fiscal 2019 for our CEO was $9,022,988. Based on this information, the CEO pay ratio of the total annual compensation of our CEO to the total annual compensation of our median employee for fiscal 2019 is 93:1.
The SEC rules for identifying the median compensated employee and calculating the CEO pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the CEO pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

51	LENDINGTREE 2020 Proxy Statement | Executive Compensation Tables

Equity Compensation Plan Information
The following table contains information about securities authorized for issuance under our equity compensation plans as of December 31, 2019.
Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (#)(1)
Equity compensation plans approved by security holders
2008 Stock and Annual Incentive Plan	1,783,950	136.92	928,420
Equity compensation plans not approved by security holders
2017 Inducement Grant Plan(2)	19,605	—	453,399
Total	1,803,555	136.92	1,381,819

(1)	The weighted average exercise price does not take into account the shares subject to outstanding time-based vesting RSUs, which settle on a one share for one unit basis.
(2)
Reflects the 2017 Inducement Grant Plan, which provides for the issuance of up to 500,000 shares of LendingTree’s common stock, par value $0.01 per share, issuable as inducements to any prospective employee who was not previously an employee or director of LendingTree, or following a bona fide period of non-employment. The plan was exempt from stockholder approval requirements as an employment inducement grant plan under applicable Nasdaq listing standards. Future awards may be made under this plan.

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Proposal No. 3: Ratification of Selection of Independent Registered Public Accounting Firm
The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.
PricewaterhouseCoopers LLP was previously engaged on March 19, 2009 as our independent registered public accounting firm for the fiscal year ended December 31, 2009 and then reengaged on June 26, 2012 as our independent registered public accounting firm for the year ended December 31, 2012 and then, again, for all subsequent years through December 31, 2019.
Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the total number of votes cast by the holders of shares of LendingTree common stock. If stockholders fail to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2020, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year.
One or more representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions submitted prior to the meeting.
The Audit Committee’s Policy on Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm
It is the policy of the Audit Committee to review and pre-approve all auditing services, audit-related services, including internal control-related services, and permitted non-audit services to be performed for the Company by the independent accounting firm, subject to any exceptions under Section 10A of the Exchange Act and any rules promulgated thereunder and review and discuss with the independent accounting firm any documentation supplied by the independent accounting firm as to the nature and scope of any tax services to be approved, as well as the potential effects of the provision of such services on the independent accounting firm’s independence.
Fees Paid to PricewaterhouseCoopers LLP
The following table shows fees that we paid (or accrued) for professional services rendered by PricewaterhouseCoopers LLP for the fiscal years ended 2019 and 2018:
Fee Category	2019	2018
Audit Fees	$1,961,200	$1,923,000
Audit-Related Fees	—	—
Tax Fees	$382,304	$651,009
All Other Fees	$2,765	$7,835
Total Fees	$2,346,269	$2,581,844
Audit Fees
These fees consist of fees associated with the annual audit of our consolidated financial statements, regulatory audits, the review of our periodic reports, accounting consultations, the review of registration statements and consents and related services normally provided in connection with statutory and regulatory filings and engagements. Regulatory audits include audits performed for certain of our businesses in the United States, which audits are required by federal or state regulatory authorities.

53	LENDINGTREE 2020 Proxy Statement | Proposal No. 3 Ratification of Selection of Independent Registered Public Accounting Firm

Audit-Related Fees
Audit-related fees consist of fees primarily related to due diligence services related to merger and acquisition matters. LendingTree paid no audit-related fees to PricewaterhouseCoopers LLP in fiscal years 2018 and 2019.
Tax Fees
Tax fees consist of fees related to tax compliance and tax consulting.
All Other Fees
LendingTree paid other fees to PricewaterhouseCoopers LLP for license fees for an accounting reporting research tool in fiscal years 2018 and 2019.
For more information about PricewaterhouseCoopers LLP, please see the “Audit Committee Report.”
✓	The Board recommends that you vote FOR the ratification of the selection of PricewaterhouseCoopers LLP.

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Audit Committee Report
The Audit Committee operates under a written charter, which has been adopted by the Board of Directors. The Audit Committee charter governs the operations of the Audit Committee and sets forth its responsibilities, which include providing assistance to the Board of Directors with the monitoring of (1) the integrity of LendingTree’s financial statements, (2) the effectiveness of LendingTree’s internal control over financial reporting, (3) the qualifications and independence of LendingTree’s independent registered public accounting firm, (4) the performance of LendingTree’s internal audit function and independent registered public accounting firm and (5) LendingTree’s compliance with legal and regulatory requirements. It is not the duty of the Audit Committee to plan or conduct audits or to determine that LendingTree’s financial statements and disclosures are complete, accurate and have been prepared in accordance with generally accepted accounting principles and applicable rules and regulations. These responsibilities rest with management and LendingTree’s independent registered public accounting firm.
In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements of LendingTree for the fiscal year ended December 31, 2019 with management and PricewaterhouseCoopers LLP, LendingTree’s independent registered public accounting firm for fiscal 2019.
The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301 (Communication with Audit Committees). In addition, the Audit Committee has received during the past fiscal year the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP its independence from LendingTree and its management.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended on February 10, 2020 to the Board of Directors that the audited consolidated financial statements for LendingTree for the fiscal year ended December 31, 2019 be included in its Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Steven Ozonian (Chair)
Courtnee Chun
Robin Henderson

55	LENDINGTREE 2020 Proxy Statement | Audit Committee Report

Stock Ownership Information
Security Ownership Table
Unless otherwise indicated below, the following table shows shares of LendingTree common stock that we believe are owned as of April 13, 2020 by:
• Each of the NEOs	• All executive officers and directors as a group
• Each current director and director nominee	• Each person known by us that owns beneficially more than 5% of the outstanding shares of common stock

Unless otherwise indicated, beneficial owners listed in the following table may be contacted at our corporate headquarters located at 11115 Rushmore Drive, Charlotte, North Carolina 28277; however our office is currently closed due to the COVID-19 pandemic. For each listed person, the number of shares of common stock and percent of such class listed assumes the conversion or exercise of any equity securities owned by such person that are or will become convertible or exercisable, and the exercise of stock options and the vesting of restricted stock units, if any, that will vest within 60 days of April 13, 2020, but does not assume the conversion, exercise or vesting of any such equity securities owned by any other person. As of April 13, 2020, there were 13,063,049 shares validly issued and outstanding.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)	Percent of Class (%)
Directors, Director Nominees and Executive Officers:
Gabriel Dalporto(1)	4,446	*
Thomas M. Davidson, Jr.(2)	1,928	*
Neal Dermer(3)	13,139	*
Robin Henderson(4)	3,797	*
Peter Horan(5)	22,466	*
Douglas Lebda(6)	2,252,313	16.5%
Steven Ozonian(7)	7,420	*
Saras Sarasvathy(8)	4,088	*
G. Kennedy Thompson(9)	12,890	*
Craig Troyer(10)	10,330	*
J.D. Moriarty(11)	38,531	*
Neil Salvage(12)	49,385	*
Jill Olmstead(13)	5,259	*
Sushil Sharma	11,914	*
All directors and executive officers as a group (16 persons)(14)	2,438,273	17.7%
5% Stockholders:
GCI Liberty, Inc.(15)	3,443,989	26.4%
Baillie Gifford & Company(16)	1,351,051	10.3%
BlackRock, Inc.(17)	697,404	5.3%
Vanguard(18)	712,337	5.5%
FMR LLC(19)	684,431	5.2%

* The percentage of shares beneficially owned does not exceed 1%.
(1)	Includes 3,994 shares subject to options exercisable within 60 days of April 13, 2020 and 246 restricted stock units that are scheduled to vest within 60 days of April 13, 2020.
(2)	Includes 950 shares subject to options exercisable within 60 days of April 13, 2020 and 246 restricted stock units that are scheduled to vest within 60 days of April 13, 2020.
(3)
Includes 6,664 shares subject to options exercisable within 60 days of April 13, 2020. The Company accelerated the vesting of 720 of such options in connection with Mr. Dermer’s resignation from the Board on April 16, 2020.

(4)	Includes 1,917 shares subject to options exercisable within 60 days of April 13, 2020 and 246 restricted stock units that are scheduled to vest within 60 days of April 13, 2020.

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(5)
Includes 3,797 shares subject to options exercisable within 60 days of April 13, 2020 and 246 restricted stock units that are scheduled to vest within 60 days of April 13, 2020. The Company accelerated the vesting of 232 of such options and 246 of such restricted stock units in connection with Mr. Horan’s resignation from the Board on April 16, 2020.

(6)
Includes 45,374 shares held by a family trust. Also includes 5,007 shares owned by Mr. Lebda’s spouse with respect to which Mr. Lebda has disclaimed beneficial ownership and 1,000,000 shares owned by Lebda Family Holdings, LLC, of which Mr. Lebda is the Manager. Also includes 569,728 shares subject to options exercisable within 60 days of April 13, 2020. During fiscal 2019, Mr. Lebda pledged approximately 513,000 shares of our common stock as collateral to secure certain personal indebtedness (none of these shares are pledged as collateral for margin accounts). Our Legal Department reviewed and approved Mr. Lebda’s pledging request after confirming Mr. Lebda has sufficient liquid assets to repay the loan without resort to the pledged shares. Even if Mr. Lebda’s pledged shares were excluded from his beneficial ownership, he would still own 12.8% of LendingTree. Please see page 43 of this proxy statement for a description of our pledging policy.

(7)	Includes 3,797 shares subject to options exercisable within 60 days of April 13, 2020 and 246 restricted stock units that are scheduled to vest within 60 days of April 13, 2020.
(8)	Includes 1,935 shares subject to options exercisable within 60 days of April 13, 2020 and 246 restricted stock units that are scheduled to vest within 60 days of April 13, 2020.
(9)	Includes 3,045 shares subject to options exercisable within 60 days of April 13, 2020.
(10)
Includes 6,560 shares subject to options exercisable within 60 days of April 13, 2020. The Company accelerated the vesting of 720 of such options in connection with Mr. Troyer’s resignation from the Board on April 16, 2020.

(11)	Includes 31,196 shares subject to options exercisable within 60 days of April 13, 2020 and 7,136 restricted stock units that are scheduled to vest within 60 days of April 13, 2020.
(12)	Includes 40,269 shares subject to options exercisable within 60 days of April 13, 2020.
(13)	Includes 4,039 shares subject to options exercisable within 60 days of April 13, 2020.
(14)	Includes 678,056 shares subject to options exercisable within 60 days of April 13, 2020 and 8,612 restricted stock units that are scheduled to vest within 60 days of April 13, 2020.
(15)
Information based on a Schedule 13D/A filed with the SEC by GCI Liberty, Inc. on May 1, 2019. The address of GCI Liberty, Inc. reported on such Schedule 13D/A is 12300 Liberty Boulevard, Englewood, Colorado 80112.

(16)
Information based on a Schedule 13G/A filed with the SEC by Baillie Gifford & Co (“Baillie Gifford”) on February 3, 2020. The address of Baillie Gifford reported on such Schedule 13G/A is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, UK.

(17)
Information based on a Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”) on February 10, 2020. The address of BlackRock reported on such Schedule 13G/A is 55 East 52nd Street, New York, NY 10055.

(18)
Information based on a Schedule 13G/A filed with the SEC by Vanguard Group, Inc. (“Vanguard”) on February 12, 2020. The address of Vanguard reported on such Schedule 13G/A is 100 Vanguard Blvd., Malvern, PA 19355.

(19)	Information based on a Schedule 13G/A filed with the SEC by FMR LLC on February 7, 2020. The address of FMR LLC reported on such Schedule 13G/A is 245 Summer Street, Boston, MA 02210.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and certain officers, as well as persons who own more than 10 percent of our common stock, to file with the SEC initial reports of beneficial ownership on Form 3, and reports of subsequent changes in beneficial ownership on Form 4 or Form 5. Based solely on our review of these forms, and certifications from our executive officers and directors that no other reports were required for such persons, we believe that all directors and officers complied with the filing requirements applicable to them for the fiscal year ended December 31, 2019 in a timely manner, except for one late Form 4 filing for Mr. Horan with respect to a sale of LendingTree shares and one late Form 4 filing for each of Messrs. Dalporto and Salvage and Ms. Carla Shumate, our Chief Accounting Officer, with respect to vesting of restricted stock unit awards in LendingTree shares.

57	LENDINGTREE 2020 Proxy Statement | Stock Ownership Information

Information About the Meeting, Voting and Proxies
DATE, TIME AND PLACE OF MEETING
We are holding the Meeting virtually via live webcast on June 10, 2020 at 11:00 a.m. Eastern Time. We have first released this proxy statement to LendingTree stockholders beginning on April 28, 2020  at www.virtualshareholdermeeting.com/TREE2020.  You will not be able to attend in person.
INTERNET AVAILABILITY OF PROXY MATERIALS
The Securities and Exchange Commission approved “Notice and Access” rules relating to the delivery of proxy materials over the Internet. These rules permit us to furnish proxy materials, including this Proxy Statement and our 2019 Annual Report to Stockholders, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability, which we are mailing to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice of Internet Availability.
RECORD DATE, OUTSTANDING SHARES AND QUORUM
Holders of LendingTree common stock at the close of business on April 13, 2020, the record date for the Annual Meeting established by our Board of Directors, are entitled to receive notice of the Annual Meeting, the Notice of Internet Availability of Proxy Materials and to vote their shares at the Annual Meeting and any related adjournments or postponements. The Notice of Internet Availability, Notice of Annual Meeting, Proxy Statement and form of proxy are first expected to be made available to stockholders on or about April 28, 2020.
As of the close of business on the record date, there were 13,063,049 shares of our common stock outstanding and entitled to vote. Holders of our common stock are entitled to one vote per share.
You may examine a list of the stockholders of record as of the close of business on April 13, 2020 for any purpose germane to the Annual Meeting during normal business hours during the 10-day period preceding the date of the meeting at our corporate headquarters at 11115 Rushmore Drive, Charlotte, North Carolina 28277. We intend to place the list at our principal place of business as required by Delaware General Corporation Law Section 219; however, our office is currently closed due to the COVID-19 pandemic and we cannot guarantee that it will be open during the 10-day period preceding the date of the meeting. This list will, however, be made available on the virtual Annual meeting website at www.virtualshareholdermeeting.com/TREE2020.
HOW TO KNOW IF YOU’RE A STOCKHOLDER OF RECORD OR A BENEFICIAL OWNER
Stockholder of record (also known as a record holder). If your shares are registered in your name, you are a stockholder of record. If you are a stockholder of record, you will receive the Notice of Internet Availability of these proxy materials for all LendingTree shares that you hold directly. If you have requested printed proxy materials, we have enclosed a proxy card for you to use.
Beneficial owner of shares held in street name. If your shares are held in the name of your broker, bank or another holder of record, these shares are held in “street name.” If you hold our shares in street name through one or more banks, brokers and/or other holders of record, you will receive the Notice of Internet Availability or these proxy materials, together with voting instructions and information regarding the consolidation of your votes, from the third party or parties through which you hold your shares.
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If you are a stockholder of record and hold additional LendingTree shares in street name, you will receive the Notice of Internet Availability of these proxy materials. If you requested printed proxy materials, your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares.
REQUIRED VOTE
Attendance by holders of our common stock, or by proxy of holders having a majority of the total votes entitled to be cast by holders of our common stock at the Annual Meeting constitutes a quorum. Shares of our common stock are counted as present at the Annual Meeting for purposes of determining whether there is a quorum (1) if you attend the virtual Annual Meeting, (2) if you vote by telephone or on the Internet or (3) if a proxy card has been properly submitted by you or on your behalf prior to the Annual Meeting, without regard to whether the proxy is marked as casting a vote or abstaining.
Abstain votes and proxies containing broker non-votes are counted for purposes of establishing a quorum, but are not counted in the election of directors and therefore have no effect on their election. In the vote on the other proposals to be considered at the Annual Meeting, abstentions and broker non-votes are counted for purposes of establishing a quorum, but will not affect the outcome of the vote. A broker non-vote occurs when a broker or other nominee submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker or nominee has not received voting instructions from the beneficial owner or the persons entitled to vote those shares and for which the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers.
For the vote on the election of director nominees, for each nominee, you may vote “for” the nominee, “against” the nominee, or “abstain” from voting as to the nominee. For the vote on approval of LendingTree’s executive compensation (say-on-pay), you may vote in favor of approval, vote against approval or abstain from voting. For the vote on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2019, you may vote in favor of the ratification, vote against the ratification or abstain from voting on the ratification.
The table below shows the voting options, voting requirement, and effect of abstentions and broker non-votes for each proposal to be presented at the Meeting.
Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”(1)
1. Election of directors	For, against or abstain on each nominee	A nominee for director will be elected if the votes cast for such nominee exceed the votes cast against such nominee	No effect	No effect
2. Advisory vote to approve LendingTree’s executive compensation (say-on-pay)	For, against or abstain	The affirmative vote of a majority of the total number of votes cast by the holders of shares of our common stock	No effect	No effect
3. Ratification of selection of PricewaterhouseCoopers LLP, independent registered public accounting firm	For, against or abstain	The affirmative vote of a majority of the total number of votes cast by the holders of shares of our common stock	No effect	Not applicable
(1)
If you hold your shares through third parties or in street name and do not provide voting instructions to the broker, bank or other nominee that holds your shares, the nominee has discretionary authority to vote on Proposal No. 3, but not for any of the other proposals. See “Voting and Revoking Proxies” below.

VOTING AND REVOKING PROXIES
The Board is soliciting proxies to vote your shares at the Annual Meeting. Please act as soon as possible to vote your shares, even if you plan to attend the virtual Meeting. All stockholders of record have four options for submitting their vote:
•
Vote on the Internet. If you have Internet access, you may submit your proxy by following the instructions provided in the Notice of Internet Availability, or if you request printed proxy materials, by following the instructions provided on your proxy card or voting instruction card. If you vote on the Internet, you can also request electronic delivery of future proxy materials.

•
Vote by Telephone. You can also vote by telephone by following the instructions provided on the Internet voting site, or if you requested printed proxy materials, by following the instructions provided on your proxy card or voting instruction card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

59	LENDINGTREE 2020 Proxy Statement | Information About the Meeting, Voting and Proxies

•
Vote by Mail. If you elected to receive printed proxy materials by mail, you may choose to vote by mail by marking your proxy card or voting instruction card, dating and signing it, and returning it to Vote Processing c/o Broadridge, 51 Mercedes Way, Ridgewood, NY 11717 in the postage-paid envelope provided. Please allow sufficient time for mailing if you decide to vote by mail.

•
Vote at the virtual Annual Meeting. The method or timing of your vote will not limit your right to vote at the Annual Meeting if you attend the Webcast and vote online.  To participate in the virtual Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or on your proxy card or any additional voting instructions that accompanied your proxy materials.

We encourage you to vote via the Internet.
If you hold your shares in street name, you must provide your broker, bank or other nominee with instructions in order to vote these shares. To do so, you should follow the directions regarding voting instructions provided to you by your bank, broker or other nominee. Street name holders may submit a proxy by telephone or the Internet if their bank or broker makes these methods available, in which case the bank or broker will enclose related instructions with this Proxy Statement. If you submit a proxy by telephone or via the Internet you should not return your proxy card. If you hold your shares through a bank, broker or other nominee, you should follow the voting instructions you receive from your bank, broker or other nominee.
If your bank, broker or nominee holds your shares in its name and you do not instruct them how to vote, they will have discretion to vote your shares on routine matters, including the ratification of the selection of the Company’s independent public accounting firm (Proposal 3). However, they will not have discretion to vote on non-routine matters without direction from you, including the election of directors (Proposal 1) and the Advisory vote to approve LendingTree’s executive compensation (Proposal 2). Accordingly, broker non-votes will not occur at the Annual Meeting in connection with Proposal 3. Broker non-votes may occur in connection with Proposals 1 and 2; however, broker non-votes will have no effect on the outcome of Proposals 1 and 2.
If you do not give specific instructions, proxies that are signed and returned will be voted FOR the election of all director nominees named in the Proxy Statement, FOR approval of LendingTree’s executive compensation (say-on-pay), and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2019.
Whether you submit your proxy online, by telephone or by mail, you may revoke it at any time before voting takes place at the Meeting by:
•	submitting a later-dated proxy relating to the same shares by mail, telephone or the Internet prior to the vote at the Annual Meeting; or
•	attending the virtual Annual Meeting and voting online (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
SOLICITING PROXIES
We will bear all expenses incurred in connection with the solicitation of proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, letter, facsimile or in person. Following the original mailing of the Notice of Internet Availability, we will request brokers, custodians, nominees and other record holders to forward their own notice and, upon request, to forward copies of the Proxy Statement and related soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable expenses.
VOTING RESULTS
We will file a Form 8-K announcing the voting results within four business days after the 2020 Annual Meeting.
ANNUAL REPORT ON FORM 10-K AND ADDITIONAL MATERIALS
Upon request to our Corporate Secretary at legal@lendingtree.com, we will provide without charge to each person solicited an additional copy of our 2019 Annual Report on Form 10-K, including the financial statements and financial statement schedule filed therewith. Copies are also available on our website at https://investors.lendingtree.com/financials/sec-filings. We will furnish requesting stockholders with any exhibit not contained in our 2019 Annual Report on Form 10-K upon payment of a reasonable fee.

The Notice of Internet Availability of Proxy Materials contains instructions on how to access our Proxy Statement and our 2019 Annual Report to Stockholders on how to receive a paper copy of the proxy materials. If you request paper copies of the proxy materials, please complete, sign, date and return the accompanying proxy in the postage-paid envelope provided. See “VOTING AND REVOKING PROXIES” in the Proxy Statement for more details.

Information About the Meeting, Voting and Proxies | LENDINGTREE 2020 Proxy Statement	60

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS
Stockholders who intend to present a proposal at our 2021 Annual Meeting of Stockholders without inclusion of the proposal in our proxy materials are required to provide notice of such proposal to our Corporate Secretary so that such notice is received by our Corporate Secretary at our principal executive offices no later than April 11, 2021, and no earlier than March 12, 2021; provided, however, that if the date of the 2021 Annual Meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice to be timely must be so delivered not later than the close of business on the later of (i) the 90th day prior to the 2021 Annual Meeting, or (ii) the 10th day following the day on which public announcement of the date of the 2021 Annual Meeting is first made. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including those set forth in our bylaws.
Our stockholders can find our bylaws on file with the SEC.

61	LENDINGTREE 2020 Proxy Statement | Information About the Meeting, Voting and Proxies

LENDINGTREE, INC.
Supplemental Information for the Proxy Summary and Compensation Discussion and Analysis in the Proxy Statement for the 2020 Annual Meeting of Stockholders
INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO MOST DIRECTLY COMPARABLE GAAP MEASURES
The Proxy Summary and the Compensation Discussion and Analysis (“CD&A”) of the proxy statement contains one non-GAAP financial measure, adjusted earnings before interest, taxes, depreciation and amortization. The table on page A-3 of this proxy statement reconciles the non-GAAP financial measure in the Proxy Summary and CD&A to the most directly comparable financial measure prepared in accordance with Generally Accepted Accounting Principles (“GAAP”).
LendingTree’s Principles of Financial Reporting

LendingTree reports the following non-GAAP measure as supplemental to GAAP:
•	Earnings Before Interest, Taxes, Depreciation and Amortization, as adjusted for certain items discussed below (“Adjusted EBITDA”)
Adjusted EBITDA is a primary metric by which LendingTree evaluates the operating performance of its businesses, on which its marketing expenditures and internal budgets are based.
This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. LendingTree provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measures set forth above.
Definition of LendingTree’s Non-GAAP Measure
EBITDA is defined as net income from continuing operations excluding interest, income taxes, amortization of intangibles and depreciation.
Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) restructuring and severance expenses, (5) litigation settlements and contingencies, (6) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration) and (7) one-time items.
LendingTree endeavors to compensate for the limitations of this non-GAAP measure by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure. This non-GAAP measure may not be comparable to similarly titled measures used by other companies.
One-Time Items
Adjusted EBITDA and adjusted net income are adjusted for one-time items, if applicable. Items are considered one-time in nature if they are non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no adjustments for one-time items.
Non-Cash Expenses That Are Excluded from LendingTree’s Adjusted EBITDA
Non-cash compensation expense consists principally of expense associated with the grants of restricted stock, restricted stock units and stock options. These expenses are not paid in cash and LendingTree includes the related shares in its calculations of fully diluted shares outstanding. Upon settlement of restricted stock units, exercise of certain stock options or vesting of restricted stock awards, the awards may be settled on a net basis, with LendingTree remitting the required tax withholding amounts from its current funds. Cash expenditures for employer payroll taxes on non-cash compensation are included within adjusted EBITDA.

A-1	LENDINGTREE 2020 Proxy Statement | Appendix A

Amortization of intangibles are non-cash expenses relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives. Amortization of intangibles are only excluded from adjusted EBITDA.
Adjusted EBITDA
Below is a reconciliation of net income from continuing operations to adjusted EBITDA and net income from continuing operations % of revenue to adjusted EBITDA % of revenue. See “LendingTree’s Principles of Financial Reporting” for further discussion of the Company’s use of these non-GAAP measures.
	Twelve Months Ended
	December 31, 2019	December 31, 2018
	(in thousands)
Net income from continuing operations	$39,460	$109,319
Adjustments to reconcile to adjusted EBITDA:
Amortization of intangibles	55,241	23,468
Depreciation	10,998	7,385
Severance	1,026	2,352
(Gain) loss on impairments and disposal of assets	(945)	2,210
Non-cash compensation	52,167	44,365
Change in fair value of contingent consideration	28,402	10,788
Acquisition expense	211	6,303
Litigation settlements and contingencies	(151)	(186)
Interest expense, net	20,271	12,437
Rental depreciation and amortization of intangibles	—	630
Income tax benefit	(8,479)	(65,575)
Adjusted EBITDA	$198,201	$153,496

Appendix A | LENDINGTREE 2020 Proxy Statement	A-2

LENDINGTREE, INC.
11115 RUSHMORE DRIVE
CHARLOTTE, NC 28277

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 9, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TREE2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 9, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D15645-Z77220

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LENDINGTREE, INC.

The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3.

		For	Against	Abstain
1.	Election of Directors:			
1a.	Courtnee Chun	☐	☐	☐
1b.	Gabriel Dalporto	☐	☐	☐
1c.	Thomas Davidson	☐	☐	☐
1d.	Robin Henderson	☐	☐	☐
1e.	Douglas Lebda	☐	☐	☐
1f.	Steven Ozonian	☐	☐	☐
1g.	Saras Sarasvathy	☐	☐	☐
1h.	G. Kennedy Thompson	☐	☐	☐
1i.	Jennifer Witz	☐	☐	☐

		For	Against	Abstain
2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2020 fiscal year	☐	☐	☐
3.	To make an advisory vote to approve LendingTree, Inc.'s executive compensation (say-on-pay)	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

D15646-Z77220

Proxy — LendingTree, Inc.

Notice of 2020 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — June 10, 2020

Shu Wei Baird and Rod Ervin (the "Proxies"), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of LendingTree, Inc. to be held on June 10, 2020 at www.virtualshareholdermeeting.com/TREE2020 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)